Exhibit 10.10

OFFICE LEASE

2834 COLORADO AVENUE

2834 COLORADO AVENUE, LLC,

a Delaware limited liability company,

as Landlord

and

FIGS, INC.,

a Delaware corporation,

as Tenant

i

EXHIBITS

A	OUTLINE OF PREMISES

B	TENANT WORK LETTER

C	FORM OF NOTICE OF LEASE TERM DATES

D	RULES AND REGULATIONS

E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

F	MARKET RENT ANALYSIS

G	COLORADO CREATIVE STUDIOS DEVELOPMENT AGREEMENT

H	MONUMENT SIGNAGE

I	RESOLUTION OF ARBITRABLE ISSUES

J	FORM OF LETTER OF CREDIT

INDEX

Page
Abated Months	3
Abatement Event	52
Additional Rent	12
Adjacent Building	5
Advocate Arbitrators	8
Affiliate	46
Alterations	32
Applicable Laws	59
Applicable Reassessment	21
Approved Bank	55
Approved Working Drawings	82
Architect	80
ASHRAE	27
Bank Prime Loan	60
Base Building	33
Base Rent	11
Base Year	12
Base, Shell and Core	6
Bicycle Storage Area	26
Bicycles	26
Brokers	67
Builder’s All Risk	33
Building	5
Building Hours	27
Building Operating Expenses	14
Building Structure	31
Building Systems	31
Change in Ownership	20
Close-Out Package	87
Code	77
Common Areas	5
Construction Documents	80
Contract	83
Control	46
Coordination Fee	84
Cosmetic Alterations	32
Cost Pools	21
Cost Saving Capital Expenditures	13
Damage Termination Date	41
Damage Termination Notice	41
Delay Notice	76
Density Standard	75
Development Agreement	25

Direct Expenses	12
Drawing Change Notice	82
Electric Car Charging Stations	26
Eligibility Period	53
Energy Disclosure Requirements	71
Engineers	81
Estimate	22
Estimate Statement	22
Estimated Excess	23
Excess	22
Expense Year	12
Final Costs	84
Final Order	35
Final Retention	79
Final Space Plan	82
Final Working Drawings	82
First Class Buildings	27
Fitch	56
Force Majeure	66
Force Majeure Work Delay	75
Garage	26
Hazardous Substance	25
Holidays	27
HVAC	27
HVAC Design Standard	27
Impact Day of Delay	6
Indoor Air Quality Standard	28
Intentionally Omitted	6
Landlord	1
Landlord Delay	76
Landlord Parties	36
Landlord Repair Notice	39
Landlord’s Completion Notice	39
Landlord’s Drawing Contribution	77
Lease	1
Lease Commencement Date	6
Lease Expiration Date	6
Lease Term	6
Lease Year	6
Leasing Costs	10
Letter of Credit	55
Lines	69
Mail	66
Management Fee Cap	17
Market Rent	7
Monument Sign	59

Moody’s	57
MPOE	32
Neutral Audit	25
Non Contribution Items	80
Notices	67
Objectionable Name	60
Operating Expenses	12
Option Interest Notice	7
Option Rent	7
Option Rent Notice	8
Option Term	7
Original Improvements	39
Other Improvements	71
Outside Agreement Date	8
Outside Restoration Date	42
Over-Allowance Amount	85
Payment Notice	81
Permits	84
Permitted Capital Expenditures	14
Permitted Transferee	47
Permitted Transferee Assignee	48
Plan Check Drawings	84
Post-Delivery BSC Work	6
Premises	4
Prepaid First Month’s Rent	11
Prime +2% Rate	13
Project	5
Project Operating Expenses	14
Proposition 13	19
Proposition 13 Protection Amount	21
Proposition 13 Purchase Price	21
Protection Period	20
Rating Agencies	57
Reassessment	20
Record Set	89
Refusal Notice	81
Renovations	70
Rent	12
Rent Abatement	11
Rent Abatement Period	11
Required Parking Passes	3
Review Period	25
S&P	57
Secured Areas	63
Self Help Notice	35
Sick Building	29

v

SNDA	50
Space Plan Delivery Date	79
Specialty Alterations	35
Statement	22
Subject Space	44
Submittal Date	80
Substantial Nuisance	55
Summary	1
Superior Holders	50
Supplemental HVAC Equipment	32
Tax Expenses	19
Tax Increase	20
TCCs	4
Tenant	1
Tenant Change	84
Tenant Energy Use Disclosure	72
Tenant Improvement Allowance	78
Tenant Improvement Allowance Items	79
Tenant Improvements	78
Tenant Parties	37
Tenant Work Letter	5
Tenant’s Agents	85
Tenant’s Contractor	85
Tenant’s Dogs	55
Tenant’s Security System	30
Tenant’s Share	22
Termination	9
Termination Date	9
Termination Fee	10
Termination Notice	10
Termination Option	9
Transfer Notice	44
Transfer Premium	46
Transferee	44
Transfers	44
Underlying Documents	14
Ventilation for Acceptable Indoor Air Quality	28

2834 COLORADO AVENUE

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between 2834 COLORADO AVENUE, LLC, a Delaware limited liability company (“Landlord”), and FIGS INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Date:	November 26, 2018

2. Premises (Article 1).

2.1 Building:	That certain four (4)-story building commonly known as the “Shift Building” and currently located at 2834 Colorado Avenue, Santa Monica, California, including all walkways, plazas, patios and parking areas. Landlord and Tenant hereby agree that the Building contains a total rentable area of approximately 139,298 rentable square feet.

2.2 Premises:	Approximately 26,118 rentable square feet of space on the ground floor of the Building, as further set forth in Exhibit A to this Lease; provided, however, notwithstanding the foregoing, except to the extent expressly provided herein, Tenant shall not have any rights to the roof, exterior walls, Building systems or utility raceways of the Building.

2.3 Project:	That certain project containing approximately 200,215 rentable square feet of space, commonly known as “Santa Monica Gateway” and consisting of two (2) buildings (including the Building) located in Santa Monica, California, as further set forth in Section 1.1.2 of this Lease.

3. Lease Term (Article 2).

3.1 Length of Term:	The period from the “Lease Commencement Date” (as defined in Item 3.2 below) until the Lease Expiration Date.

3.2 Lease Commencement Date:	The earlier of: (i) the date Tenant first commences to conduct business operations from the Premises (i.e., not merely preparing the Premises for the conduct of business [such as installing fixtures or storing equipment]), and (ii) August 15, 2019.

3.3 Lease Expiration Date:	The last day of the month which is one hundred twenty-five (125) calendar months following the Lease Commencement Date.

3.4 Option Term:	Two (2) options for five (5) years each to extend the Lease Term, as more particularly set forth in Section 2.2 of this Lease.

4. Base Rent (Article 3):

Period During Lease Term	Monthly Base Rental Rate Per Rentable Square Foot	Monthly Installment of Base Rent*
Lease Year 1	$5.75	$150,178.50	**
Lease Year 2	$5.95	$155,402.10
Lease Year 3	$6.16	$160,886.88
Lease Year 4	$6.38	$166,632.84
Lease Year 5	$6.60	$172,378.80
Lease Year 6	$6.83	$178,385.94
Lease Year 7	$7.07	$184,654.26
Lease Year 8	$7.32	$191,183.76
Lease Year 9	$7.57	$197,713.26
Lease Year 10	$7.84	$204,765.12
Lease Year 11	$8.11	$211,816.98

The foregoing Base Rent schedule shall be subject to adjustment upon confirmation of the rentable square footage of the Premises as set forth in Section 1.1.4 of the Lease. Pursuant to the terms of Article 28, below, in addition to the foregoing Base Rent, Tenant shall also be responsible for paying to Landlord, as additional Base Rent, an amount equivalent to the parking charges that Tenant would otherwise be responsible for based on the number of spaces Tenant is obligated to rent under Article 28, below, at the Building’s then posted parking rates (with the allocation between reserved and unreserved spaces to be based on the number of reserved and unreserved spaces allocated to Tenant), including any applicable taxes that are assessed with respect thereto.

*

Notwithstanding the foregoing Base Rent schedule (exclusive of parking charges), with respect to the first month of each of the successive five (5) calendar quarters following the Lease Commencement Date (the “Abated Months”), Tenant’s obligation to pay the Monthly Installment of Base Rent shall be abated for the first month of each such calendar quarter pursuant to the terms of Section 3.2 of the Lease (for illustration purposes only, if the Lease Commencement Date occurs on August 1, 2019, then Tenant shall have no obligation to pay Base Rent with respect to the following calendar months: October 2019, January 2020, April 2020, July 2020, and October 2020).

**

Notwithstanding the foregoing Base Rent schedule (exclusive of parking charges), during the initial ten (10) months of the Lease Term, Tenant shall only be responsible for paying Base Rent with respect to 18,000 rentable square feet of the Premises, in the amount of One Hundred Three Thousand Five Hundred Dollars ($103,500.00) per month (i.e., the product of 18,000 rentable square feet and $5.75 per rentable square foot).

5. Base Year (Article 4):	Calendar year 2019

6. Tenant’s Share of the Building (Article 4):	18.56%

7. Tenant’s Share of the Project (Article 4):	Approximately 13.04% (based upon the Premises containing approximately 26,118 rentable square feet of space and the Project containing approximately 200,215 rentable square feet of space), subject to adjustment as set forth in Section 1.1.4 of this Lease.

8. Permitted Use (Article 5):	General office and studio production operations, subject to the terms and conditions set forth in Section 5.1 of the Lease.

9. Security Deposit (Article 22):	Letter of Credit in the amount of $1,900,000

10. Parking Pass Ratio (Article 28):	Tenant shall be obligated to lease three (3) unreserved parking passes for every 1,000 rentable square feet of the Premises (the “Required Parking Passes”). Tenant shall have the right, but not the obligation, to lease an additional 5 unreserved parking pass for every 1,000 rentable square feet of the Premises, upon the terms and conditions and at the rates provided in Article 28 hereof.

11. Address of Tenant (Section 29.18):

Prior to the Lease Commencement Date:

Figs, Inc.

11390 W Olympic Blvd, Suite 350

Los Angeles, California 90064

Attention: Catherine Spear

Following the Lease Commencement Date:

At the Premises

Attention: Catherine Spear

With at all times a copy to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, California 90071

Attention: Pamela L. Westhoff

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.

12. Brokers (Section 29.24):	LPC West, Inc. (for Landlord) CBRE, INC. (for Tenant)

13. Tenant Improvement Allowance (Exhibit B):	An amount equal to $75.00 per rentable square foot of the Premises.

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A attached hereto and the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (“TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. It is understood and agreed that Landlord shall have no right to relocate Tenant to other space in the Project at any time during the Lease Term or Option Terms. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), subject to the express TCCs of this Lease, including but not limited to Landlord’s ongoing maintenance and repair obligations, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter.

1.1.2 The Building and the Project. The Premises are a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is one (1) of two (2) buildings located at the Project. The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the other building located immediately south adjacent to the Building (the “Adjacent Building”), (iii) the land consisting of approximately 1.76 acres (which may be improved with landscaping, parking facilities and other improvements) upon which the Building, the Adjacent Building, and the Common Areas are located, consisting of an aggregate of approximately 200,215 rentable square feet (subject to adjustment from time to time by Landlord), and (iv) at Landlord’s discretion, any additional real property, areas, land, buildings or other improvements added thereto outside of the Project.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated to be shared by Landlord and certain tenants, are collectively referred to herein as the

“Common Areas”). The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the provision of Article 7 below and the manner in which the common areas of the “First Class Buildings,” as defined in Section 6.1 below, are maintained and operated) and the use thereof shall be subject to such reasonable rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, provided that, in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises. Any such closures, alterations or additions will be subject to the terms of Section 19.5.2 below.

1.1.4 Intentionally Omitted.

1.1.5 Delivery.

1.1.5.1 Concurrently with the mutual execution and delivery of this Lease, Landlord shall deliver to Tenant the base, shell and core of the Premises (collectively, the “Base, Shell and Core”), in good working condition and, without reference to any tenant improvements to be constructed in the Premises, in compliance with Applicable Laws (as that term is defined in Article 24 below). Notwithstanding the foregoing, for purposes of this Section 1.1.5, the Base, Shell and Core shall not include the common corridor and demising wall to separate the Premises from the adjacent coffee store (the “Post-Delivery BSC Work”). Landlord agrees to complete the Post-Delivery BSC Work as soon as commercially reasonable following the delivery of the Premises to Tenant and in a manner that does not materially delay the completion by Tenant of its Tenant Improvements in the Premises.

1.1.5.2 Notwithstanding the foregoing, if Tenant determines that the Base, Shell and Core were not in good condition or were not in compliance with Applicable Laws, rules and regulations as of the Lease Commencement Date, or if it is determined that there exist any defects in the Base, Shell and Core and such non-compliance or defects are not due to the tenant improvements constructed in the Premises or Tenant’s particular use of, or activities or work in, the Premises, Landlord shall remedy such defects or correct such non-compliance at Landlord’s cost within a commercially reasonable time after Landlord’s receipt of written notice thereof (provided that such notice must be received within one hundred eighty (180) days following the Lease Commencement Date). Furthermore, to the extent of the number of days of delay in both the Substantial Completion (as that term is defined in Article 4 of the Tenant Work Letter) of the Tenant Improvements and the ability of Tenant to conduct business from the Premises caused by such failure (each such day of delay to herein be referred to as an “Impact Day of Delay”), Tenant shall be entitled to a credit of one (1) day of Base Rent for each Impact Day of Delay.

ARTICLE 2

LEASE TERM

2.1 Lease Term. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. If Landlord is unable for any reason to deliver possession of the Premises to Tenant on any specific date, then, except as expressly set forth in this Lease, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs (or if such Lease Commencement Date is the first day of a calendar month, then the first Lease Year shall commence on such Lease Commencement Date and end on the day immediately preceding the first anniversary of such Lease Commencement Date), and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within fifteen (15) business days of receipt thereof; provided, however, that if such notice is not factually correct, then Tenant shall make such changes as are necessary to make such notice factually correct and shall thereafter return such notice to Landlord within said fifteen (15) business day period. Tenant’s failure to execute and return such notice to Landlord within such time shall be conclusive upon Tenant that the information set forth in such notice is as specified therein.

2.2 Option Terms.

2.2.1 Option Right. Landlord hereby grants to the Original Tenant, any Affiliate of Tenant, and any Permitted Transferee Assignee, two (2) options to extend the Lease Term for a period of five (5) years each (each an “Option Term” and each such option, an “Option to Extend”). The Options to Extend shall be exercisable only by notice delivered by Original Tenant, an Affiliate, or a Permitted Transferee Assignee, as applicable, to Landlord as provided in Section 2.2.3 below; provided that, as of the date of delivery of such notice, Tenant has not received notice that Tenant is in Default. The rights contained in this Section 2.2 shall be personal to the Original Tenant, any Affiliate, and any Permitted Transferee Assignee and may only be exercised by the Original Tenant, an Affiliate, or a Permitted Transferee Assignee (and not any other assignee or sublessee or Transferee of Tenant’s interest in this Lease) provided that the Original Tenant, the Affiliate, or such Permitted Transferee Assignee has not subleased more than fifty percent (50%) of the rentable square footage of the Premises pursuant to a sublease or subleases then in effect. In the event that Tenant (or any Affiliate or Permitted Transferee Assignee) fails to timely and appropriately exercise its Option to Extend in accordance with the terms of this Section 2.2, then such Option to Extend shall automatically terminate and shall be of no further force or effect.

2.2.2 Option Rent. The Rent payable by Tenant during each Option Term shall be equal to one hundred percent (100%) of the Market Rent, as such Market Rent is determined pursuant to Exhibit F, attached to this Lease (such rent payable during each Option Term, the “Option Rent”) and the Base Year for each Option Term shall be the calendar year immediately preceding the calendar year in which such Option Term commences. Except as set forth in the preceding sentence or as otherwise expressly set forth in this Lease, all of the terms of this Lease shall apply during the applicable Option Term and the Lease Expiration Date shall be extended to the last day of the applicable Option Term. The calculation of the “Market Rent” shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit F.

2.2.3 Exercise of Options. An Option to Extend shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice (the “Option Interest Notice”) to Landlord not more than ten (10) months nor less than seven (7) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its Option to Extend; (ii) Landlord shall, within thirty (30) days following Landlord’s receipt of the Option Interest Notice, deliver notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s good faith determination of the Option Rent; and (iii) if Tenant wishes to exercise such option for the applicable Option Term, Tenant shall, on or before the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice for the applicable Option Term, deliver written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, accept or reject the Option Rent set forth in the Option Rent Notice. If Tenant exercises its option to extend the Lease for the applicable Option Term but fails to accept or reject the Option Rent set forth in the Option Rent Notice for the applicable Option Term, then Tenant shall be deemed to have rejected the Option Rent set forth in the Option Rent Notice for the applicable Option Term.

2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately exercises its Option to Extend, but rejects (or is deemed to reject) the Option Rent set forth in the Option Rent Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent on or before the date that is sixty (60) days prior to the expiration of the Lease Term (the “Outside Agreement Date”), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the appraising of first class commercial office properties in Santa Monica, California, and who shall not (i) have previously represented either party or either party’s affiliates during the prior ten (10) year period or (ii) been paid a commission by either party during the prior ten (10) year period. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”

2.2.4.2 The two (2) Advocate Arbitrators so appointed shall within ten (10) days of the date of the appointment of the last Advocate Arbitrator agree upon and appoint an independent third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.4.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an Advocate Arbitrator within fifteen (15) days after the Outside Agreement Date, then the Advocate Arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such Advocate Arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two (2) Advocate Arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7 The cost of the arbitration shall be paid by Landlord and Tenant equally; provided that Tenant shall pay the cost of its Appointed Arbitrator, Landlord shall pay the cost of its Appointed Arbitrator, and Landlord and Tenant shall each pay one half (1/2) of the fees of the third arbitrator.

2.3 Construction Entry. Concurrently with the mutual execution and delivery of this Lease, Landlord shall deliver the Premises to Tenant for the commencement by Tenant of its tenant improvement work therein. Notwithstanding the foregoing, in no event shall Tenant enter the Premises until such time as Tenant has provided Landlord with evidence that Tenant has fulfilled its obligation to provide insurance pursuant to the provisions of this Lease. Such early entry in and of itself will not advance the Lease Commencement Date unless Tenant commences to conduct business from the Premises. All of the provisions of this Lease shall apply to Tenant and Landlord during any early entry, including, without limitation, the indemnities set forth in this Lease, but excluding Tenant’s obligation to pay any Rent, parking costs, or utility costs, until the Lease Commencement Date has occurred, whereupon such obligations shall immediately commence. Tenant shall be obligated to reimburse Landlord for all actual costs incurred by Landlord in connection with security or other measures incurred by Landlord in order to accommodate Tenant’s construction schedule or efforts. During any such early entry, Landlord shall not be responsible for any loss, including theft, damage or destruction to any work or material installed or stored by Tenant at the Premises or for any injury to Tenant or its agents, employees, contractors, subcontractors, subtenants, assigns, licensees or invitees. Landlord shall have the right to post appropriate notices of non-responsibility in connection with any early entry by Tenant.

2.4 Termination Option. Subject to the terms and conditions set forth in this Section 2.4, Tenant shall have the one-time option (the “Termination Option”) to terminate this Lease with respect to the entire Premises (the “Termination”), effective as of the last day of the seventh (7th) full calendar year that follows the Lease Commencement Date (the “Termination Date”) only (but on no other date) (for illustration purposes only, if the Lease Commencement Date occurs on August 1, 2019, then the Termination Date shall be July 31, 2026), upon the following terms and conditions (if the following terms and conditions are not timely and completely satisfied, then, at Landlord’s option, the Termination Option shall be null and void with no further force and effect):

2.4.1 Tenant shall give Landlord written notice (the “Termination Notice”) of Tenant’s unconditional and irrevocable election to exercise the Termination Option at least nine (9) months prior to the Termination Date (time being of the essence).

2.4.2 There shall exist no event of Default under the Lease (beyond the expiration of any applicable notice and cure periods set forth in this Lease) on the date Landlord receives the Termination Notice or on the Termination Date (provided that either of such conditions may be waived by Landlord in Landlord’s sole and absolute discretion).

2.4.3 Tenant shall pay to Landlord an amount equal to the Termination Fee (defined below) in immediately available funds on or before the Termination Date (time being of the essence). The “Termination Fee” shall mean the unamortized Leasing Costs (defined below) as of the Termination Date, as determined by Landlord, based upon an amortization period from the Lease Commencement Date until the Expiration Date (amortized with interest at five percent (5%) per annum) plus six (6) months of Base Rent (including parking charges) for the 6-month period immediately following the Termination Date. The term “Leasing Costs” shall mean the sum of (x) all brokerage commissions paid by Landlord in connection with this Lease with respect to the entire Premises, plus (y) the Tenant Improvement Allowance, plus (z) the amount of the Rent Abatement (as defined in Section 3.2 below). If Tenant does not timely pay the Termination Fee to Landlord as set forth herein then, at Landlord’s option, in addition to all other rights and remedies of Landlord, (A) the Termination Option (and Termination Notice) shall be null and void with no force and effect, and this Lease shall continue in full force and effect as if Tenant had not elected to terminate this Lease, and/or (B) Landlord may treat the same as an event of Default under this Lease and Landlord may pursue all of its available rights and remedies in connection therewith.

2.4.4 In the event Tenant timely and properly exercises the Termination Option, the Lease shall terminate effective as of the Termination Date, and Base Rent and all other monetary obligations under the Lease shall be paid through and apportioned as of the Termination Date, and neither Landlord nor Tenant shall have any rights, liabilities or obligations accruing under the Lease after the Termination Date, except for such rights and liabilities which, by the terms of the Lease are obligations of the Tenant or Landlord which expressly survive the expiration of the Lease.

2.4.5 Notwithstanding the foregoing or anything to the contrary herein, the Termination Option shall automatically terminate and become null and void upon (i) the failure of Tenant to timely or properly exercise the Termination Option (unless such condition is waived in writing by Landlord in its sole and absolute discretion); or (ii) Tenant’s right to possession of the Premises being terminated prior to the exercise of the Termination Option.

2.4.6 The Termination Option shall be personal to the Original Tenant and any Affiliate of Tenant to whom this Lease has been assigned and may be exercised only by the Original Tenant and any Affiliate of Tenant to whom this Lease has been assigned while occupying the entire Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the Original Tenant and any Affiliate of Tenant to whom this Lease has been assigned.

ARTICLE 3

BASE RENT

3.1 Base Rent. Commencing on the Lease Commencement Date (as the same may be delayed by the provisions of Section 1.1.4 above), Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever except as expressly set forth elsewhere in this Lease. It is acknowledged and agreed that during the initial ten (10) months of the Lease Term, Tenant shall only be responsible for paying Base Rent with respect to 18,000 rentable square feet of the Premises, in the amount set forth in Section 4 of the Summary. The Base Rent for the first full month of the Lease Term shall be paid within thirty (30) days of Tenant’s execution of this Lease (the “Prepaid First Month’s Rent”) and shall be applied to the first payment(s) of Base Rent owing hereunder until fully utilized. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall be prorated based on the number of days in each fractional month at issue. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. Provided that Tenant is not then in Default, then during the Abated Months (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises (exclusive of parking charges) during such Rent Abatement Period (the “Rent Abatement”). Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the rental and performing the terms and conditions otherwise required under this Lease. If Tenant shall be in default under this Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if this Lease is terminated for any reason as a result of such default, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay, following the Lease Commencement Date, the amount by which “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.9 and 4.2.2 of this Lease, exceeds Tenant’s Share of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1, below; provided, however, that in no event shall any decrease in Direct Expenses for any Expense Year, as that term is defined in Section 4.2.3 below, below Direct Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against sums due under this Lease; provided further that Tenant shall have no obligation to pay for any Operating Expenses attributable to the initial twelve (12) months of the Lease Term. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent and of Landlord to reconcile and reimburse Tenant for overpayments of Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the period set forth in Section 5 of the Summary.

4.2.2 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, or operation of the Building, the Project, or any portion thereof, subject to the exclusions from Operating Expenses set forth herein. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following actually paid or accrued by Landlord: (i) the cost of supplying all utilities to the Building (to the extent that such utilities are not paid directly by Tenant), the cost of operating, repairing, or maintaining the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally-mandated transportation system management program or similar program or any transportation system management program or similar program in which Tenant participates or is provided the opportunity to participate; (iii) the cost of all insurance carried by Landlord in connection with the Project (including, without limitation, commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood and other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be required by any lessor under any present or future ground or underlying lease of the Building or the Project or any holder of a mortgage, trust deed or other encumbrance now or hereafter in force against the Building or the Project or any portion thereof); (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees (not to exceed three percent (3%) of all gross receipts for the Building (as fully grossed up for a 95% occupancy level), consulting fees, legal fees (subject to exclusion (u) below) and accounting fees (related to the Operating Expenses), of all contractors and consultants incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (vii) payments under any equipment rental agreement; (viii) the fair rental value of any management office space (provided, however, that if and to the extent that the personnel in such management office perform management responsibilities for other properties in addition to the Project, then the rental value of such management office shall be equitably allocated between the Project and such other properties; provided further, however, upon request from Tenant not more than once in any twelve (12) month period, Landlord shall inform Tenant of any personnel in such management office that performs management responsibilities for other properties in addition to the Project); (ix) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and/or security of the Project (other than persons generally considered to be higher in rank than the position of “the Project General Manager”), provided that in no event shall staffing levels or salaries exceed those typical in the First Class Buildings for the services provided hereunder unless otherwise approved by Tenant in writing; (x) costs under any instrument pertaining to the sharing of costs by the Project; (xi) operation, repair, maintenance and, subject to the limitation set forth clause (xiv) below, replacement of all systems and equipment and components thereof of the Building; (xii) the cost of alarm, security and other services, the cost of janitorial services provided to Common Areas (to the extent not paid for directly by Tenant), and subject to the limitation set forth clause (xiv) below, the cost of replacement of ceiling tiles and fixtures in Common Areas, maintenance and replacement of curbs and walkways, and repair to roofs; (xiii) amortization (including interest on the unamortized cost at an interest rate (the “Prime +2% Rate”) equal to the floating commercial loan rate announced from time to time by Wells Fargo Bank, or its successor, as its prime rate, plus two percent (2%) (the “Prime +2% Rate”) over the useful life as Landlord shall reasonably determine, using generally accepted accounting principles, consistently applied, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiv) the cost of capital improvements, replacements or other capital costs incurred in connection with the Project following completion of the initial construction thereof and the date all building systems are fully operational (A) which are reasonably intended by Landlord, based upon qualified third party advice, to effect savings in the operation, cleaning or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Expenses to the extent of cost savings (“Cost Saving Capital Expenditures”), (B) which are intended for enhancing the safety and security of the Project and its occupants, to the extent such improvements are consistent with the practices of landlords of the First Class Building, or (C) that are required under any governmental law or regulation first enacted or which first became effective following the date hereof (the costs described in clauses (xiii) and (xiv)(A), (B) and (C) being referred to collectively as “Permitted Capital Expenditures”); provided, however, that the cost of Permitted Capital Expenditures shall (subject to the limitation set forth above with respect to Landlord’s ability to pass through the cost of Cost Saving Capital Expenditures) be amortized with interest at the Prime +2% Rate over the useful life of the capital item in question, in accordance with sound generally accepted accounting principles; (xv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.7, below; and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by Landlord with respect to the Building, including, without limitation, any covenants, conditions and restrictions affecting the Project, and reciprocal easement agreements affecting the Project, any parking licenses, and any agreements with transit agencies affecting the Project (collectively, “Underlying Documents”).

4.2.5 “Building Operating Expenses” shall mean Operating Expenses relating exclusively to the repair, maintenance, replacement, and operation of the Building.

4.2.6 “Project Operating Expenses” shall mean all Operating Expenses other than Building Operating Expenses.

4.2.7 Notwithstanding the foregoing, for purposes of this Lease, the following items shall be excluded from Operating Expenses:

(a) cost of repairs or other work incurred by reason of fire, windstorm or other casualty or by the exercise of the right of eminent domain to the extent Landlord is compensated through proceeds or insurance or condemnation awards, or would have been so reimbursed if Landlord had in force all of the insurance required to be carried by Landlord under this Lease;

(b) except as otherwise provided below, the cost and expense of correcting defects in the construction of the Project or repairs that are covered by warranties;

(c) costs, including fines or penalties, incurred due to a violation of Applicable Laws in force and effect as of the Lease Commencement Date relating to the Project, but not including on-going recurring compliance costs (by way of example only, costs to comply with an existing Applicable Law requiring periodic elevator maintenance, or related to fire-extinguisher inspections, shall be included in Operating Expenses);

(d) costs incurred due to the presence of Hazardous Substances (as defined in Section 5.2), except to the extent caused by the release or emission thereof by Tenant;

(e) charitable and political contributions or reserves of any kind;

(f) depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, and any other costs which would properly be capitalized, other than Permitted Capital Expenditures;

(g) fees payable by Landlord for management of the Project to the extent in excess of the management fees being paid by landlords of the First Class Buildings, adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project;

(h) intentionally omitted;

(i) Landlord’s and Landlord’s managing agent’s general corporate or partnership overhead and general administrative expenses, and all costs associated with the operation of the business of the ownership or entity which constitutes “Landlord,” as distinguished from the costs of Building operations, management, maintenance or repair, including, but not limited to, costs of entity accounting and legal matters, costs of any disputes with any ground lessor or mortgagee, costs of acquiring, selling syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in all or any part of the Project and/or Common Areas;

(j) costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or in renovating or redecorating vacant space, including the cost of alterations or improvements to the Premises or to the premises of any other tenant or occupant of the Project and any cash or other consideration paid by Landlord on account of, with respect to, or in lieu of the improvement or alteration work described herein;

(k) costs, including, without limitation, legal fees, space planners’ fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees, in connection with the original construction or development, or original or future leasing of, the Project and related facilities;

(l) Intentionally Omitted;

(m) costs for which the Landlord is to be reimbursed by any tenant (other than as a reimbursement of Operating Expenses) or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else (or would have been reimbursed if Landlord had carried the insurance required to be carried by Landlord under the terms of this Lease), including, without limitation, the cost of providing any janitorial services or utilities to any other tenant’s space (or occupiable space) in the Project and electric power costs for which any tenant directly contracts with the local public service company or for which Landlord is otherwise not obligated to pay;

(n) costs of all items and services for which Tenant reimburses Landlord or pays to third parties or which Landlord provides selectively to one or more tenants or occupants of the Project (other than Tenant);

(o) depreciation and amortization except as permitted pursuant to items (xii) and (xiii), above;

(p) costs incurred due to violation by Landlord or its managing agent or any tenant of the terms and conditions of any lease;

(q) payments to subsidiaries or affiliates of Landlord, for management or other services in or to the Project, or for supplies or other materials to the extent that the costs of such services, supplies, or materials exceed the costs that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis;

(r) intentionally omitted;

(s) any compensation and benefits paid to personnel working in or managing a food service or health club or other commercial concession operated by Landlord or Landlord’s managing agent;

(t) marketing, advertising and promotional costs and cost of signs in or on the Project identifying the owner of the Building or Project or other tenants’ signs;

(u) leasing commissions, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Project or any part thereof or Common Areas or any part thereof;

(v) intentionally omitted;

(w) costs of repair or replacement for any item covered by a warranty to the extent actually covered by the warranty;

(x) costs of which Landlord is actually reimbursed by its insurance carrier or by any tenant’s insurance carrier or by any other entity;

(y) costs, fees, dues, contributions or similar expenses for political or charitable organizations;

(z) bad debt loss, rent loss, or reserves for bad debt or rent loss;

(aa) acquisition or insurance costs for sculptures, paintings, or other art;

(bb) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project;

(cc) Tax Expenses and costs expressly excluded from Tax Expenses;

(dd) the cost of tenant newsletters and Building promotional gifts, events or parties for existing occupants, and any costs related to the celebration or acknowledgment of holidays in excess of costs consistent with the general practice of landlords of the First Class Buildings and any costs for parties for prospective occupants;

(ee) costs associated with the marketing of the Building for sale or lease or the actual sale of the Building, and costs, fees, dues, contributions or similar expenses for industry associations or similar organizations and entertainment expenses and travel expenses of Landlord, its employees, agents, partners and affiliates;

(ff) fees payable by Landlord for management of the Project in excess of three percent (3%) (the “Management Fee Cap”) of Landlord’s gross base rental revenues from the leasing of space in the Project, adjusted and grossed up to reflect a ninety-five percent (95%) occupancy of the Project with all tenants paying full rent (without regard to abatement or other credits), including base rent, pass-throughs, and parking fees (but excluding the cost of after-hours services or utilities) from the Project for any calendar year or portion thereof;

(gg) costs of any artwork;

(hh) costs or fees to the extent arising from the negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

(ii) any costs or expenses which, if included within Operating Expenses, would constitute “double counting” or a double charge for the same item or category of expense;

(jj) penalties for any late payment by Landlord;

(kk) except as provided in item (ll), below, deductibles payable by Landlord under Landlord’s insurance policies; and

(ll) amounts (A) as a result of damage caused by earthquakes or terrorist acts, (B) which are in excess of a commercially reasonable deductible amount with respect to same, (C) which are not allowed as Permitted Capital Expenditures, above, and (D) which are not required by Applicable Laws; provided that nothing contained in this item (ll) shall supersede, limit or alter the terms of item (f), above,

4.2.7.1 Notwithstanding the foregoing, if any portion of the Premises, the Building and/or the Project is covered by a warranty at any time during the Base Year or any subsequent Expense Year, then Operating Expenses for the Base Year and such subsequent Expense Year shall be considered to be increased by the amount that Landlord would have incurred during the Base Year or such subsequent Expense Year with respect to the items or matters covered by the warranty had the warranty not been effective during the Base Year or such subsequent Expense Year.

4.2.7.2 If Landlord does not carry earthquake insurance for the Building during the entire Base Year but subsequently obtains earthquake insurance for the Building during the Lease Term, then from and after the date upon which Landlord obtains such earthquake insurance and continuing throughout the period during which Landlord maintains such insurance, Operating Expenses for the Base Year shall be deemed to be increased by the amount of the premium Landlord would have incurred had Landlord maintained such insurance for the same period of time during the Base Year as such insurance is maintained by Landlord during such subsequent Expense Year. Further, Landlord shall obtain competitive pricing for earthquake insurance in each year such coverage is obtained and shall keep Tenant informed of the premium price comparisons and required coverage levels.

4.2.7.3 If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, and such work or service for such tenant was included in Operating Expenses for the Base Year, then Operating Expenses shall be deemed increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant in the same manner as was calculated and included in the Base Year. Further, if other than as a result of any legal or governmental requirements or other occurrence(s) beyond the reasonable control of Landlord following the Base Year any new category of operating expenses is added to Operating Expenses, then during such time as the costs relating to such new category are included in the Building’s expenses, the calculation of the Operating Expenses for the Base Year shall be increased to reflect such Operating Expenses as would have been incurred had such new category item been included in the Base Year, giving due consideration to what the costs for such new category would have been in the Base Year.

4.2.7.4 If the Project is not fully operational and ninety-five percent (95%) leased and occupied during all or a portion of the Base Year or any Expense Year (inclusive of the Base Year), Landlord shall make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been fully operational and ninety-five percent (95%) leased and occupied with Tenant paying full rent; and the amount so determined shall be deemed to have been the amount of Operating Expenses for the Base Year or such Expense Year, as applicable. It is acknowledged that the foregoing gross-up calculation is necessary such that Operating Expenses for the Base Year will not be artificially low if the Building’s use and specific occupancy is ramping up during the Base Year such that actual Base Year Operating Expenses do not reflect at least ninety-five percent (95%) use and occupancy of the Building. In such event, monthly Operating Expenses for a period of six (6) months following the date the Building is fully occupied by Tenant will be extrapolated to calculate Base Year Operating Expenses for purposes of this Lease.

4.2.7.5 Landlord shall not (1) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others, and (2) subject to Landlord’s right to adjust the components of Operating Expenses described above in this Section 4.2.4, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of one hundred percent (100%) of what Landlord incurs for the items included in Operating Expenses.

4.2.8 Taxes.

4.2.8.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof. For purposes of this Lease, Tax Expenses for the Base Year and each Expense Year shall be calculated as if (i) the Project had been fully leased, occupied and operational for the entire Base Year and/or Expense Year, as applicable, and (ii) all tenant improvements in the Project were fully constructed and fully assessed for real estate tax purposes for the entire Base Year and/or Expense Year; and (iii) as Tenant and all other tenants in the Project were paying full rent for the entire Base Year and/or Expense Year, as applicable (disregarding any credits, abatements and offsets).

4.2.8.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring Tenant’s interest or Tenant’s estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.

4.2.8.3 Tax refunds (net of all costs incurred by Landlord in connection with obtaining such refund) shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that Tenant shall only be entitled to a refund to the extent Tenant paid more in Additional Rent for such Expense Year than Tenant should have paid had such tax refund been applied against

Tax Expenses for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord within thirty (30) days following demand accompanied by reasonably detailed back-up documentation, Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the terms of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1 above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to taxes on gross rents or receipts which are included in the definition of Tax Expenses pursuant to the terms of this Section 4.2.8), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease (as well as any similar items payable by other Project tenants pursuant to similar provisions contained in their leases), (iv) tax penalties incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due, (v) any taxes, assessments or fees payable in connection with or as a condition to the development or construction of the Project, such as taxes, assessment or fees imposed upon Landlord under any development agreement or similar entitlements for the construction or development (but not operation) of the Project, and (vi) any assessments on real property or improvements located outside of the Project. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and shall be included as Tax Expenses in the year in which the installment is actually paid.

4.2.8.4 Proposition 13 Protection.

4.2.8.4.1 Tenant’s Payment of Certain Property Taxes. In the event that during the first five (5) years of the initial Lease Term (the “Protection Period”), any sale or change in ownership of the Project is consummated with a party unaffiliated with Landlord (a “Change in Ownership”), and as a result thereof, and to the extent that in connection therewith, the Project or any portion thereof is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms of this Section 4.2.8.4 shall apply to such Reassessment of the Project.

4.2.8.4.2 Tax Increase. For purposes of this Section 4.2.8.4.2, the term “Tax Increase” shall mean that portion of Tax Expenses attributable to any Reassessment (if any) that occurs during the Protection Period. Accordingly, the term “Tax Increase” shall not include any portion of Tax Expenses, which (A) is attributable to assessments which existed or were pending immediately prior to the Reassessment (which assessments were conducted during, and included in, such Reassessment and which do not arise out of result from any Reassessment occurring during the Protection Period due to a Change of Ownership), (B) is attributable to the annual inflationary increase of real estate taxes, (C) is attributable to the Tenant Improvements, or (D) is attributable to any Reassessment occurring outside of the Protection Period due to a Change in Ownership.

4.2.8.4.3 Protection. Notwithstanding anything to the contrary contained herein, but subject to Section 4.2.8.4.5 below, if a Reassessment occurs during the Protection Period (but not any other period of the Lease Term, including any extension or renewal of the Lease Term), then any Tax Increase from such Reassessment shall not be included in Real Estate Taxes during such Protection Period. Tenant shall be entitled to no other protections against Tax Increases hereunder, except as expressly provided in this Section 4.2.8.4.3.

4.2.8.4.4 Landlord’s Right to Purchase the Proposition 13 Protection Amount. The amount of Real Estate Taxes which Tenant is not obligated to pay or will not be obligated to pay during the Protection Period in connection with a Reassessment pursuant to the terms of this Section 4.2.8.4 shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount”. If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each calendar year commencing with the year in which the Reassessment will occur, the terms of this Section 4.2.8.4.3 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right (but not the obligation) to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the initial Lease Term, by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined below. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the initial Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (x) by using the portion of the Proposition 13 Protection Amount attributable to each remaining year of the initial Lease Term (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the beginning of each month of each year of the Lease Term), as the amounts to be discounted, and (y) by using discount rates for each amount to be discounted equal to eight percent (8%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.2.8.4 of this Lease shall not apply to any Tax Increase attributable to the Applicable Reassessment, and Tenant shall have no further protection whatsoever under Section 4.2.8.4, and Tenant shall be fully responsible for the entire Tax Increase. Since Landlord will be estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, Tenant’s Base Rent next due shall be promptly credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then Tenant shall pay the amount of the overestimation to Landlord within forty-five (45) days after written demand.

4.2.8.4.5 Termination of Prop 13 Protection. Notwithstanding anything to the contrary set forth in this Section 4.2.8.4, if a ROFO Purchase Notice or ROFR Purchase Notice is delivered to Tenant pursuant to Article 30 below after the sixth (6th) anniversary of the Lease Commencement Date and Tenant does not elect to exercise its right or otherwise loses the right to purchase the Project pursuant to said Article 30, Tenant shall thereafter have no further protection against a Tax Increase pursuant to Section 4.2.8.4 as a result of a Reassessment that occurs after said 6th anniversary.

4.2.9 “Tenant’s Share” shall mean (a) with respect to Building Operating Expenses, 18.75% (based upon the Premises containing approximately 26,118 rentable square feet and the Building containing approximately 139,298 rentable square feet), and (b) with respect to Project Operating Expenses, approximately 13.04% (based upon the Premises containing approximately 26,118 rentable square feet of space and the Project containing approximately 200,215 rentable square feet of space).

4.3 Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the “Cost Pools”) based on the estimated benefit derived by each such group of occupants that is the subject of the particular Cost Pool, and such allocations shall be reasonably determined by Landlord in accordance with generally accepted commercial lease accounting practices. Such Cost Pools may include, but shall not be limited to, the office space tenants of the Project, and the retail space tenants of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner and on a reasonably consistent basis year-over-year.

4.4 Calculation and Payment of Additional Rent. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses applicable to the Base Year (but subject to the exclusion with respect to Operating Expenses attributable to the initial twelve (12) months of the Lease Term, as set forth above in Section 4.1), then Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state in general the major categories the Direct Expenses incurred or accrued for the Base Year or such preceding Expense Year, as applicable (inclusive of a reasonable description of any Permitted Capital Expenditures which are included in Operating Expenses and, if applicable, the calculations made by Landlord to adjust Direct Expenses pursuant to the final paragraph of Section 4.2.4 and the final sentence of Section 4.2.8.3), and which shall indicate the amount of the Excess. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Excess than the actual Excess, Tenant shall receive a credit in the amount of Tenant’s overpayment against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall, within thirty(30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Excess than the actual Excess, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) months after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in the general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing the Direct Expenses for such Expense Year, which shall be based upon the Estimate, to the amount of Direct Expenses for the Base Year. Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before May 1 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, on the first day of the next calendar month which occurs at least thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term, Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay thirty (30) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be, within thirty (30) days of Tenant’s receipt of an invoice and reasonable supporting documentation therefor.

4.5.2 If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above. Landlord and Tenant hereby agree that the valuation of Landlord’s “building standard” tenant improvements shall be equal to $75.00 per rentable square foot.

4.5.3 Subject to the terms of Section 4.2.8, above, Tenant shall pay prior to delinquency any rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the gross rent payable by Tenant under this Lease, or (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises pursuant to this Lease.

4.6 Landlord’s Books and Records. Following Tenant’s receipt of a Statement, Tenant shall have the right by written notice to Landlord to commence an audit of Landlord’s books concerning the Direct Expenses for the Expense Year which are the subject to such Statement, within one (1) year following the delivery of such Statement (the “Review Period”) and complete the same within ninety (90) days thereafter. Following the giving of such written notice, Tenant shall have the right during Landlord’s regular business hours taking into account the workload of Landlord’s employees involved in the audit at the time of the audit request and on reasonable prior notice, to audit, at Landlord’s corporate offices (or such other location as mutually agreed upon by Landlord and Tenant), at Tenant’s sole cost, Landlord’s records, provided that Tenant is not then in Default. The audit of Landlord’s records may be conducted only by a reputable certified public accountant, subject to Landlord’s approval, which approval shall not be unreasonably withheld. Any accounting firm selected by Tenant in connection with the audit (i) shall be a reputable certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings; (ii) shall not be retained by Tenant on a contingency fee basis (i.e. Tenant must be billed based on the actual time and materials that are incurred by the accounting firm in the performance of the audit), a copy of the executed audit agreement, between Tenant and auditor, shall be provided to Landlord prior to the commencement of the audit; and (iii) at Landlord’s option, both Tenant and its agent shall be required to execute a commercially reasonable confidentially agreement prepared by Landlord. Any audit report prepared by Tenant’s auditors shall be delivered concurrently to Landlord and Tenant within the Review Period. If, after such audit of Landlord’s records, Tenant disputes the amount of Direct Expenses for the year under audit, Landlord and Tenant shall meet and attempt in good faith to resolve the dispute. If the parties are unable to resolve the dispute within sixty (60) days after completion of Tenant’s audit, then, at Tenant’s request, a certified public accounting firm selected by Landlord, and reasonably approved by Tenant, shall conduct an audit of the relevant Direct Expenses (the “Neutral Audit”), provided, however, such certified public accountant shall not be the accountant who conducted Landlord’s initial calculation of Direct Expenses. Tenant shall pay all costs and expenses of the Neutral Audit unless the final determination in such Neutral Audit is that Landlord overstated Direct Expenses in the Statement for the year being audited by more than three percent (3%) in which case Landlord shall pay all costs and expenses of the Neutral Audit, as well as Tenant’s reasonable out-of-pocket costs actually incurred by Tenant in the review of Landlord’s books and records. Additionally, if the parties agree or it is determined (whether or not through arbitration) that Landlord overstated Direct Expenses by more than three percent (3%), Landlord shall pay Tenant’s reasonable out of pocket costs incurred in the audit of Landlord’s books and records. In any event, Landlord will reimburse or provide a credit for any overstatement of Direct Expenses and Tenant shall pay to Landlord any understatement of Direct Expenses. If the Direct Expenses for the Base Year are adjusted as a result of such Neutral Audit, then any such change in the Direct Expenses for the Base Year shall be included in the foregoing calculation to determine if the Direct Expenses were overstated by more than three percent (3%). To the extent Landlord and Tenant fail to otherwise reach mutual agreement regarding Direct Expenses, the foregoing audit and Neutral Audit procedures shall be the sole methods to be used by Tenant to dispute the amount of any Direct Expenses payable by Tenant pursuant to the terms of the Lease.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion. Without limiting the foregoing, Tenant’s use must comply with and is subject to the terms of the Colorado Creative Studios Development Agreement (the “Development Agreement”) referenced in Exhibit G attached hereto.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail use or the operation of any restaurant offering services to the public; (vi) a data or call center; or (vii) communications firms such as radio and/or television stations. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to Hazardous Substances. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Project. Except for small quantities customarily used in business offices, Tenant shall not cause or permit any Hazardous Substance to be kept, maintained, used, stored, produced, generated or disposed of (into the sewage or waste disposal system or otherwise) on or in the Premises by Tenant or Tenant’s agents, employees, contractors, invitees, assignees or sublessees, without first obtaining Landlord’s written consent. Tenant shall immediately notify, and shall direct Tenant’s agents, employees contractors, invitees, assignees and sublessees to immediately notify, Landlord of any incident in, on or about the Premises, the Building or the Project that would require the filing of a notice under any federal, state, local or quasi-governmental law (whether under common law, statute or otherwise), ordinance, decree, code, ruling, award, rule, regulation or guidance document now or hereafter enacted or promulgated, as amended from time to time, in any way relating to or regulating any Hazardous Substance. As used herein, “Hazardous Substance” means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by any local government, the State of California, or the United States government. “Hazardous Substance” includes any and all material or substances which are defined as “hazardous waste,” “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local governmental law. “Hazardous Substance” also includes asbestos, polychlorobiphenyls (i.e., PCB’s) and petroleum.

5.3 Electric Car Charging Stations. As part of the Base, Shell and Core, Landlord shall provide no less than ten (10) “Electric Car Charging Stations” in the Garage (as that term is defined in Section 5.4.1) for use by Tenant on a non-exclusive basis. Landlord shall have the right to develop and implement rules and procedures for the operation and use thereof, including making determinations of fees to be charged for such use. Landlord shall be entitled to all fees generated through the operation of the Electric Car Charging Stations.

5.4 Tenant’s Bicycles. Tenant’s employees shall be permitted to bring their bicycles (“Bicycles”) into the designated portions of the Garage (defined below), subject to the provisions of this Section 5.4, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time (in Landlord’s reasonable discretion) that do not unreasonably interfere with Tenant’s employees’ ability to park their bicycles as contemplated herein and provided to Tenant, and only to the extent such Bicycles are used for commuting to and from work by such employees. AT NO TIME ARE RIDERS ALLOWED TO RIDE ANY BICYCLE IN THE PREMISES, THE GARAGE, THE BUILDING, OR ANYWHERE ELSE WITHIN THE PROPERTY. RIDERS MUST ALWAYS WALK THEIR BICYCLES WITHIN THE PROPERTY BOUNDARIES. Storage of any Bicycle anywhere on the Project other than as expressly set forth in this Section 5.4 is prohibited. Tenant shall keep its employees informed of these rules and regulations and any modifications thereto.

5.4.1 Bicycle Storage Area. Tenant’s employees shall have the non-exclusive right, on a first come, first served basis, at no cost to Tenant, to utilize that portion of the Building’s parking garage (the “Garage”) designated by Landlord for the parking of operable non-motorized Bicycles by Tenant’s employees and invitees (the “Bicycle Storage Area”). Motorized vehicles of any kind, including motorcycles and mopeds, are prohibited in the Bicycle Storage Area, as is the storage of any property other than Bicycles. Each rider shall use the Bicycle Storage Area at his or her sole risk. Landlord specifically reserves the right to reasonably change the location, size, configuration, design, layout and all other aspects of the Bicycle Storage Area at any time (provided that no such action will materially diminish the capacity of the Bicycle Storage Area on other than a temporary basis), and Tenant acknowledges and agrees that Landlord may, upon no less than one (1) business day’s prior written notice (except in the event of an emergency, where no prior notice shall be required), without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Bicycle Storage Area for purposes of permitting or facilitating any such construction, alteration or improvements. It is further understood and agreed that, if necessary in order to comply with any local or governmental rules and regulations relating to transportation or environmental considerations, Landlord and Tenant will work together to accommodate any required increase in the Bicycle Storage Area. Landlord has no obligation to provide any security whatsoever in connection with the Bicycle Storage Area except as expressly set forth in this Section 5.4.1. Landlord shall provide twenty-four (24) hours per day, seven (7) days per week, reasonable access control services for the Bicycle Storage Area in a manner materially consistent with the services provided by landlords of the First Class Buildings. Notwithstanding the foregoing, except to the extent arising out of the negligence or willful misconduct of Landlord, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Bicycle Storage Area of any person not authorized to enter the Project. Upon the expiration or earlier termination of this Lease, Tenant shall have removed all Bicycles belonging to its employees from the Bicycle Storage Area and Tenant, at Tenant’s sole cost and expense, shall repair all damage to the Bicycle Storage Area caused by the removal of Tenant’s property therefrom, and if Tenant fails to repair such damage, Landlord may undertake such repair on account of Tenant and Tenant shall pay to Landlord upon demand the cost of such repair. If Tenant fails to remove any Bicycles at the expiration or earlier termination of this Lease, Landlord may dispose of said Bicycles in such lawful manner as it shall determine in its sole and absolute discretion.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term, as necessary to operate and maintain the Project as a first class office building project offering amenities, character and operational qualities (including, without limitation, maintenance, quality and timeliness of provision of services) generally consistent with those currently provided at the following office buildings (so long as same are leased to third party tenants): the office building located at 2700 Colorado Boulevard, Water Garden and Colorado Center (such other buildings to be herein referred to collectively as the “First Class Buildings”).

6.1.1 Subject to limitations imposed by all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises in accordance with HVAC Design Standards (defined below), from 8:00 A.M. to 6:00 P.M. Monday through Friday and 9:00 A.M. to 1:00 P.M. on Saturday (the “Building Hours”) (i.e., the HVAC is intended to bring the temperature within the HVAC Design Standard by 8:00 A.M. each Monday through Friday, and the Building engineers shall use their best efforts to start up the HVAC system at such times each day as applicable to ensure the foregoing standards are met by the required time), except for the date of observation of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”). In the event Tenant subsequently requests a minor adjustment(s) to the Building Hours from time to time, Landlord further agrees to use its commercially reasonable efforts to accommodate any such request. The Building HVAC System serving the Premises shall be designed to maintain temperatures for the comfortable occupancy of the Premises in a manner comparable to that provided at First Class Buildings, based upon population load per floor of not more than one person per 200 square feet of usable area, 0.15 CFM per rentable square foot of outside air, tenant power and light at 5 watts per rentable square foot (“HVAC Design Standard”). During the Lease Term, Landlord shall also use its commercially reasonable efforts to cause the HVAC and indoor air quality of the Premises to materially comply with, for the entire Lease Term, the standards set forth in Standard 62.1-2016 for office occupancy (“Ventilation for Acceptable Indoor Air Quality”), including both the requirements of the Ventilation Rate Procedure and Indoor Air Quality Procedure and the maintenance requirements, recommendations and guidelines contained therein, promulgated by the American Society of Heating, Refrigerating and Air Conditioning Engineers (“ASHRAE”) (collectively, the “Indoor Air Quality Standard”). In the event the indoor air quality delivered to the Premises by the HVAC (excluding any air delivered by any supplemental system installed by Tenant) fails to meet the Indoor Air Quality Standard on a sustained basis as a result of a condition not caused by (A) Tenant’s use of the Premises (for non-general office use) or (B) any act or omission of Tenant or Tenant’s Parties (including Tenant’s occupancy density), then such condition shall be referred to as a “Sick Building”. Upon Tenant’s reasonable periodic request, Landlord shall have its personnel adjust the thermostats in the Premises at no additional cost to Tenant. If Tenant desires to use heat, ventilation or air conditioning during hours other than Building Hours (exclusive of any separately metered utilities for Tenant’s Supplemental HVAC, as that term is defined in Section 6.6 below), (i) Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use, (ii) Landlord shall supply such heat, ventilation or air conditioning to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, and (iii) Tenant shall pay such cost as Additional Rent. Landlord confirms that after-hours heating and air-conditioning is available to the Premises at the current rate of Seventy-Five and 00/100 Dollars ($75) per hour per floor of the Premises. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.

6.1.2 Subject to the other terms of this Lease, Landlord shall provide adequate electrical wiring and facilities and power for normal general office use in the total amount of five (5) watts connected load per rentable square foot of the Premises. In connection with the foregoing, (i) four (4) watts connected load per rentable square foot of the Premises shall be furnished at one hundred twenty (120) volts for Tenant’s incidental equipment use, and (ii) one (1) watt connected load per rentable square foot of the Premises shall be furnished at two hundred seventy-seven (277) volts for Tenant’s lighting. In addition, to the extent required by applicable code, Landlord shall provide emergency generator power for emergency lighting in the Building. Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises (Landlord, as part of Operating Expenses, will replace Building standard lamps, starters and ballasts). Tenant agrees that all lighting installed in the Premises shall comply with all requirements of Title 24 (as applicable to the Premises). Tenant shall reasonably cooperate with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the Building electrical systems.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes in the Common Areas.

6.1.4 Landlord shall provide cleaning and janitorial services to the Premises and to the Common Areas of the Project (including all building exteriors and the Garage) in a manner consistent with the First Class Buildings. Landlord shall also provide maintenance services to all Common Areas of the Project as necessary to maintain and operate the Project in a manner consistent with the First Class Buildings. In the event that Landlord fails to provide such services to all Common Areas of the Project, Tenant shall deliver to Landlord written notice setting forth in reasonable detail the nature of the failures and lapses. Upon receipt of such notice, unless Landlord disputes such claimed failures in good faith, Landlord covenants and agrees to promptly remedy any such failure of janitorial services either by enforcing its contract with the existing janitorial service provider, or by replacing the existing janitorial service provider with a new provider reasonably acceptable to Tenant who is qualified and obligated to perform the full scope of the janitorial and maintenance services required by the terms of this Lease.

6.1.5 Landlord shall provide a third party property manager for the Project as necessary to perform property management functions at least equal (in terms of response time and quality of service, among other factors) to the performance of property managers of the First Class Buildings. To the extent consistent with the First Class Buildings, Landlord shall have a parking attendant available on-site (in the parking facility) and an engineer available to service the Building during the Project’s normal business hours.

6.1.6 Landlord shall provide non-exclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have one (1) elevator available at all other times. Landlord shall provide non-exclusive use of the Building loading dock(s) and freight elevator(s) (if any) for deliveries to Tenant at all times allowed pursuant to the requirements of the City of Santa Monica, but otherwise in accordance with the Building’s rules and regulations.

6.1.7 Subject to Landlord’s rules, regulations, and restrictions and the terms of this Lease, Landlord shall permit Tenant, at no additional charge to Tenant, to utilize Tenant’s Share of the risers, raceways, shafts and conduit in the Building that is available for use by the tenants and occupants of the Building.

6.1.8 Landlord shall provide security and access-control services 24 hours per day, 7 days per week, 365 days per year, for the Project and Building parking facility in a manner materially consistent with the First Class Buildings. Upon advance request from Tenant, and subject to the availability of a security personnel at such time, such services shall include a security escort to Tenant’s employees and invitees traveling to and from the Building to their vehicles after dark. Notwithstanding the foregoing, except to the extent arising from the negligence or willful misconduct of Landlord, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or the Project of any person.

6.1.9 Landlord hereby agrees that Tenant shall have the right at Tenant’s sole expense to install or utilize Tenant’s own security measures (such as a security system, card-key system, and a remotely monitored camera security system) within (but not outside) any portions of its Premises which are not shared, so long as such systems and services are compatible with Building systems and reasonably approved by Landlord (“Tenant’s Security System”). Tenant’s Security System shall be subject to Landlord’s prior review and approval (not to be unreasonably withheld), and the installation thereof shall be deemed an Alteration and shall be performed pursuant to Article 8 of this Lease, below. In addition, Tenant shall coordinate the selection, installation and operation of Tenant’s Security System with Landlord in order to ensure that Tenant’s Security System is compatible with Landlord’s Building security systems and equipment, and to the extent that Tenant’s Security System is not compatible with Landlord’s Building systems and equipment, Tenant shall not be entitled to install and/or operate the Tenant’s Security System. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System.

6.1.10 Subject to Applicable Laws and the other provisions of this Lease, and except in the event of an emergency, Tenant shall have access to the above utilities and the Building, the Premises and the Common Areas (other than common areas requiring access with a Building engineer), the Garage and freight elevator, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the loading dock, and other limited-access areas of the Building during all times allowed pursuant to the requirements of the City of Santa Monica. On or before the Lease Commencement Date, Landlord shall deliver to Tenant one (1) Building key card per 250 rentable square feet of the Premises, at no charge to Tenant. Tenant shall have the right to deliver written notice to Landlord requesting additional key cards, from time to time, provided that such additional key cards shall be at the prevailing rate charged by Landlord for such cards from time to time (which rate as of the date of this Lease is Twenty-Five and 00/100 Dollars ($25.00) per key card).

6.2 Intentionally Omitted.

6.3 Interruption of Use. Unless any failure or delay or diminution is the result of Landlord’s negligence or breach of this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise (except as specifically set forth in Section 19.5.2 of this Lease), for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or the Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Use of Shafts and Utility Connections. Landlord shall have reasonable access through existing Building shafts to other portions of the Building (including the roof, mechanical floors and tenant spaces [including the Premises]), or to utility connections outside the Building, for the installation, repair, and maintenance of ducts, pipes, connections, and equipment for cables, conduits, transmitters, receivers, and other office, computer, communications and word and data processing equipment and facilities, including any technological devices not yet developed, whether similar or dissimilar to the foregoing, which may hereafter become necessary or desirable for any permitted use of the Project; provided, however, that to the extent such shafts or utility connections are located within the Premises, such access shall not materially and unreasonably interfere with Tenant’s occupancy of the Premises (Landlord’s efforts in such regard will include, where reasonably possible, limiting the performance of any such work which might be disruptive to weekends or the evening and the cleaning of any work area prior to the commencement of the next business day).

6.5 Telecommunications Services. As part of the Base, Shell and Core, Landlord has installed and shall maintain a Main Point of Entry located in the Building (the “MPOE”), through which telecommunications services will be routed. Tenant shall be allowed to contract with such telecommunications, internet and data service providers as Tenant may elect, and all such providers will be provided nondiscriminatory access at no charge as necessary to provide service to the Building. Tenant shall also have the right to install wi-fi, cell booster, and other systems and equipment necessary or desirable for Tenant’s business operations at the Building and in the Common Areas.

6.6 Supplemental HVAC. Pursuant to and in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit B, Tenant shall cause supplemental HVAC equipment to be installed as part of the Tenant Improvements within the server room located within the Premises (collectively, the “Supplemental HVAC Equipment”). Tenant’s use and maintenance of the Supplemental HVAC Equipment shall be at Tenant’s sole cost and expense and Tenant shall at all times maintain the Supplemental HVAC Equipment in good condition and repair. Pursuant to the Work Letter, a separate meter for the Supplemental HVAC Equipment shall be installed as part of the Tenant Improvements. The Supplemental HVAC Equipment shall be separately metered at Tenant’s sole cost and expense, and all costs and utility charges relating to the operation, maintenance and repair of such Supplemental HVAC Equipment shall be paid for by Tenant. If Tenant elects to install any additional supplemental HVAC equipment pursuant to the terms of Article 8 below, Tenant shall install and operate the additional supplemental HVAC equipment in compliance with Applicable Laws and shall at all times maintain the additional supplemental HVAC equipment in good condition and repair. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Supplemental HVAC Equipment and any additional supplemental HVAC equipment to Landlord in good condition, normal wear and tear excepted.

ARTICLE 7

REPAIRS

Landlord shall at all times during the Lease Term maintain in good condition and operating order and in a manner reasonably commensurate with the maintenance standards of owners of First Class Buildings, the structural portions of the Building, including, without limitation, the foundation, floor slabs, ceilings, roof, columns, beams, shafts, stairs, stairwells, escalators, elevators, base building restrooms and all Common Areas (collectively, the “Building Structure”), and the Base Building mechanical, electrical, life safety, plumbing, sprinkler and HVAC systems installed or furnished by Landlord (collectively, the “Building Systems”). Except as specifically set forth in this Lease to the contrary, Tenant shall not be required to repair the

Building Structure and/or the Building Systems except to the extent required because of Tenant’s use of the Premises. Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including without limitation, Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, and the floor or floors of the Building on which the Premises are located, in good order, repair and condition (ordinary wear and tear excepted) at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior reasonable approval of Landlord, pursuant to the terms of this Lease, including without limitation Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord’s option, or if Tenant fails to commence to make such repairs within ten (10) business days following notice from Landlord, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof. Subject to the provisions of the final sentence of Section 6.4, above, Landlord may, but shall not be required to, enter the Premises at all reasonable times (upon no less than one (1) business day’s prior notice to Tenant, except in the event of an emergency, where no prior notice shall be required) to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Except for “Cosmetic Alterations” (as that term is defined below) and alterations made pursuant to the terms of Section 8.6 below, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which may adversely affect the Building Structure (taking into account the fact that the Building is a post-tension building) or Building Systems or is visible from the exterior of the Building, or negatively impacts or impairs the Building’s LEED certification. Notwithstanding the foregoing, Tenant shall be permitted to make strictly cosmetic, non-structural additions and alterations (“Cosmetic Alterations”) following five (5) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Cosmetic Alterations (i) do not affect the Building Structure, Building Systems or equipment, (ii) are not visible from the exterior of the Building, (iii) do not require a building or construction permit, (iv) cost less than $25,000.00 for a particular job of work, and (v) do not negatively impair or impact the Building’s LEED certification. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, subcontractors, materials, mechanics and materialmen selected by Tenant and reasonably approved by Landlord, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove any “Specialty Alterations” (defined below) upon the expiration or any early termination of the Lease Term. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of Santa Monica, all in conformance with Landlord’s reasonable construction rules and regulations. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall mean the Base, Shell and Core, including the Building Structure and the Building Systems, further including the Building Systems on the floor or floors on which the Premises are located as well as the Common Areas. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” or record drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall, at Tenant’s cost, comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. For purposes of determining the cost of an Alteration, work done in phases or stages shall be considered part of the same Alteration, and any Alteration shall be deemed to include all trades and materials involved in accomplishing a particular result.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations which do not constitute purely Cosmetic Alterations, then prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount at least equal to the replacement value of the Alterations, liability insurance insuring Tenant and each of Tenant’s contractors against construction-related risks, and if applicable, workers’ compensation and such other reasonable and customary coverage required of contractors working in First Class Buildings. It is further understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, in connection with any Alterations which do not constitute purely Cosmetic Alterations, Tenant shall reimburse Landlord for Landlord’s reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord’s review of Tenant’s work.

8.5 Landlord’s Property. All Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to the condition existing prior to the installation of such Alteration, improvement, fixture, equipment and/or appurtenance as reasonably determined by Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Specialty Alterations and to repair any damage to the Premises and Building and return the affected portion of the Premises to the condition existing prior to the installation of such Specialty Alteration (reasonable wear and tear excepted) as reasonably determined by Landlord; provided; however, that notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s consent to any Alteration or improvement, Landlord shall notify Tenant whether the applicable Alteration or improvement constitutes a Specialty Alteration that will be required to be removed pursuant to the terms of this Section 8.5. If Tenant fails to complete any required removal and/or to repair any damage caused by the required removal of any Specialty Alterations, and return the affected portion of the Premises to the condition existing prior to the installation of such Specialty Alteration (reasonable wear and tear excepted) as reasonably determined by Landlord, Landlord may do so and may charge the actual and reasonable cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease. As used herein, “Specialty Alterations” shall mean any Alteration or Tenant Improvements that is not a normal and customary general office improvement, including, but not limited to improvements which (i) perforate, penetrate or require reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (ii) consist of the installation of a raised flooring system, (iii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office space, (iv) involve material plumbing connections (such as, for example but not by way of limitation, kitchens, saunas, showers, and executive bathrooms outside of the Building core and/or special fire safety systems), (v) consist of the dedication of any material portion of the Premises to non-office usage (such as classrooms, bicycle storage rooms or kitchens), (vi) internal stairwells between floors; (vii) screening rooms; or (viii) can be seen from outside the Premises.

8.6 Self Help. Notwithstanding the foregoing, in the event that Landlord fails to make any repairs to the Premises which Landlord is required to make pursuant to the terms of this Lease (which failure to repair materially and adversely affects Tenant’s use of the Premises) within thirty (30) days after written notice from Tenant (or one (1) business day after written notice in the case of an emergency involving the likelihood of imminent harm to person or material damage to property), then Tenant may give Landlord an additional five (5) business days written notice (or additional one (1) business day’s written notice in the case of emergency as described above) (such additional notice, a “Self Help Notice”) specifying that Tenant is going to take such required action

(which notice must describe in detail the action required of Landlord pursuant to this Lease, and state in the subject line in boldface, ALL CAPS that “LANDLORD’S ATTENTION IS REQUIRED. IF LANDLORD FAILS TO COMMENCE PERFORMANCE OF ITS OBLIGATIONS WITHIN FIVE (5) BUSINESS DAYS [ONE (1) BUSINESS DAY] FOLLOWING THE DATE OF THIS NOTICE, TENANT SHALL EXERCISE IT’S “SELF HELP” REMEDY PURSUANT TO SECTION 8.6 OF THE LEASE”). If Landlord has not commenced to repair such problem (or reasonably objected to the required action described in Tenant’s notice) within such five (5) business day period (or one (1) business day period in the case of an emergency) after receipt of the Self Help Notice from Tenant (which Self Help Notice must conform with the foregoing requirements), then Tenant shall have the right to perform the required action of Landlord in a good and professional manner in accordance with all applicable laws (using vendors pre-approved by Landlord) and, provided that Landlord has not reasonably disputed or objected to the required action described in Tenant’s notice, Landlord shall reimburse Tenant for the actual and reasonable costs thereof (except to the extent Tenant would otherwise ultimately have been responsible for such costs under this Lease, including through Operating Expenses) within thirty (30) days after presentation of a reasonably detailed invoice demonstrating the expenses incurred by Tenant. In no event shall Tenant be entitled to offset any amounts owed by Landlord to Tenant under this Lease; provided, however, if Tenant prevails in any arbitration proceeding pursuant to the terms of Exhibit I attached hereto confirming Landlord’s obligation to reimburse Tenant (a “Final Order”), then Tenant may offset the amount of such Final Order against Base Rent to the extent Landlord has not paid the same to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project, Building and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant (other than by Landlord or Landlord’s contractors), and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) business days after written notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days following demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Project, Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Except to the extent arising from the negligence or willful misconduct of, or breach of this Lease, by Landlord or any Landlord Parties (defined below) but subject to Section 10.5 below, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its parent, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Subject to Section 10.5 below, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties for any loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) to the extent incurred in connection with or arising from (a) any occurrence within the Premises, (b) the negligence or willful misconduct of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents or employees of Tenant who are at the Project at Tenant’s requests, as well as guests of Tenant occurring in, on or about the Project but outside of the Premises, or (c) any breach of the terms of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or any Landlord Party. Should Landlord be named as a defendant in any suit brought against Tenant for which Tenant’s indemnity obligation is applicable, Tenant shall pay to Landlord its reasonable and actual out-of-pocket costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Subject to Section 10.5 below, Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys’ fees) arising from the negligence or willful misconduct of, or breach of this Lease by, Landlord or any Landlord Party in, on or about the Project, except to the extent caused by the negligence or willful misconduct of the Tenant Parties. Should Tenant be named as a defendant in any suit brought against Landlord for which Landlord’s indemnity obligation is applicable, Landlord shall pay to Tenant its reasonable and actual out-of-pocket costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extent the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord’s Fire and Casualty Insurance. Landlord shall insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Landlord shall also carry rent continuation insurance. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Tenant shall, at Tenant’s expense, promptly following notice, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) on an occurrence form including a Broad Form endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than reflected below. Such insurance shall contain a cross-liability clause or endorsement:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate – Per location 0% Self-Insured retention

Personal Injury Liability

$3,000,000 annual aggregate

0% Self-Insured retention

Notwithstanding the foregoing, the above limits may be satisfied by a general liability policy in the amount of $1,000,000 each occurrence and $2,000,000 annual aggregate for each instance of bodily injury or property damage liability, and an umbrella policy of not less than $4,000,000 (i.e., providing a total coverage of $5,000,000 each occurrence and $5,000,000 annual aggregate for each instance of bodily injury or property damage liability) so long as all other requirements under this Article 10 are met.

10.3.2 Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one (1) year.

10.3.3 Automobile Liability with minimum limits of $1,000,000 combined single limit for owned (if any), non-owned and hired automobile.

10.3.4 Worker’s Compensation – State Statutory Limits and Employer’s Liability with minimum limits of $1,000,000 or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.3.5 Business Income Interruption for one (1) year plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord reasonably specifies in writing, as an additional insured, including Landlord’s managing agent, if any; (ii) cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord (it being acknowledged that Landlord’s receipt of Tenant’s certificates of insurance evidencing the coverage required pursuant to the terms of this Article 10 shall be deemed acceptable to Landlord); and (vi) use commercially reasonable efforts to obtain the agreement of the insurer to give prior notice to Landlord of any cancellation or termination of coverage. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option with notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder or is actually covered by insurance maintained by a party hereto. Accordingly, notwithstanding any other provision of this Lease to the contrary, the parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder. The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor.

10.6 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord; provided, however, that in no event shall such new or increased amounts or types of insurance exceed that required of comparable tenants by landlords of the First Class Buildings.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas serving or providing access to the Premises or any Building Systems necessary for the use and occupancy of the Premises shall be damaged by fire or other casualty, Landlord will, as soon as reasonably possible following the date of the damage, deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant and the Building and Common Areas operable in a manner consistent with the operation prior to such damage; such notice will be based upon the review and opinions of Landlord’s architect and contractor (“Landlord’s Completion Notice”). Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or the Project or any other modifications to the Common Areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, upon notice (the “Landlord Repair Notice”) to Tenant from Landlord delivered on or before the date that is sixty (60) days after the date of the damage, Tenant shall assign to Landlord (or to any party designated by Landlord) rights to receive insurance proceeds payable to Tenant under Tenant’s insurance required under clauses (ii) and (iii) of Section 10.3.2 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and the Original Improvements and shall return such Tenant Improvements and Original Improvements to their original condition (any such work will be competitively bid by Landlord to ensure that Landlord receives commercially reasonable pricing for the performance of such work so that, to the extent reasonably possible, the cost of such work does not unnecessarily exceed the proceeds of Tenant’s insurance); provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the portion of the cost of such repairs which is not so covered by Tenant’s insurance proceeds shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements and the Original Improvements installed in the Premises and shall return such Tenant Improvements and Original Improvements to their original condition, or an alternate condition described by Tenant (but subject to Landlord’s prior written approval). Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto (it being acknowledged that the cost to prepare such plans may be paid for out of the applicable insurance proceeds received by Tenant), and Landlord shall approve the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises, Common Areas or Building Systems necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, further, however, that if the damage or destruction is due to the negligence or willful misconduct of Tenant or any of its agents, employees, contractors, invitees or guests, Tenant shall be responsible for any reasonable, applicable insurance deductible (which shall be payable to Landlord upon demand, not to materially exceed the levels of deductibles for such insurance then maintained by owners of First Class Buildings). In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or the Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, as set forth in Landlord’s Completion Notice, the repairs cannot reasonably be completed so as to render the Premises suitable for occupancy within two hundred seventy (270) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or the Project or ground lessor with respect to the Building or the Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease (if any), as the case may be; (iii) at least Two Million Dollars ($2,000,000.00) of the cost of repair of the damage is not fully covered by Landlord’s insurance policies; or (iv) the damage materially affects the Building and occurs during the last twelve (12) months of the Lease Term; provided, however, that if such fire or other casualty shall have damaged the Premises or a portion thereof or Common Areas necessary to Tenant’s occupancy and as a result of such damage the Premises are unfit for occupancy, and provided that Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and either (a) the repairs cannot, in the reasonable opinion of Landlord’s contractor, as set forth in Landlord’s Completion Notice, be completed within two hundred seventy (270) days after being commenced, or (b) the damage occurs during the last twelve months of the Lease Term and will reasonably require in excess of ninety (90) days to repair, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than the later of (A) forty-five (45) days following the date of delivery of Landlord’s Completion Notice, and (B) ninety (90) days after the date of the damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, if such restoration is not substantially complete on or before the later of (i) the date that occurs fifteen (15) months after the date of discovery of the damage, and (ii) the date that occurs one hundred eighty (180) days after the expiration of the estimated period of time to substantially complete such restoration, as set forth in Landlord’s Completion Notice (the “Outside Restoration Date”), then Tenant shall have the additional right during the first ten (10) business days of each calendar month following the Outside Restoration Date until such repairs are complete, to terminate this Lease by delivery of written notice to Landlord (the “Damage Termination Notice”), which termination shall be effective on a date specified by Tenant in such Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days, nor greater than thirty (30) days, following the date such Damage Termination Notice was delivered to Landlord. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under subsections (ii) and (iii) of Section 10.3.2 of this Lease.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. No payment of Rent by Tenant after a breach by Landlord shall be deemed a waiver of any breach by Landlord.

ARTICLE 13

CONDEMNATION

If the whole or any material part of the Premises, Building or the Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or the Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority; provided, however, that to the extent that the Premises are not adversely affected by such taking and Landlord continues to operate the Building as an office building, Landlord may not terminate this Lease. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or the Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Except as otherwise specifically provided or permitted in this Article 14, Tenant shall not, without the prior written consent of Landlord (not to be unreasonably withheld, conditioned, or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of Tenant’s interest in this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord’s standard Transfer documents in connection with the documentation of such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee (provided that Landlord must request such additional information within five (5) business days following the date Tenant delivers the Transfer Notice to Landlord), (v) any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, which information is requested within five (5) business days following Tenant’s submission to Landlord of the items described in clauses (i), (ii), (iii), (iv) and (vi) of this Section 14.1, and (vi) upon Landlord’s request, an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer requiring Landlord’s consent which is made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a Default by Tenant under this Lease if not rescinded or terminated within ten (10) business days following notice from Tenant. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, provided that such amount shall not be in excess of $2,000.00 in the aggregate, for a Transfer which (as reasonably determined by Landlord) does not require (A) analysis of Transfer documentation, or (B) negotiation of a consent document, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and shall grant or withhold such consent within thirty (30) days following the date upon which Landlord receives a “complete” Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to timely deliver to Tenant notice of Landlord’s consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE. FAILURE TO TIMELY RESPOND WITHIN TWO (2) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed assignment or sublease within such 2-day period, Landlord shall be deemed to have granted its consent to the proposed Transfer. If Landlord at any time timely delivers notice to Tenant or Landlord’s withholding of consent to a proposed assignment or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under applicable zoning requirements;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof; provided, however, that Tenant shall be entitled to assign, sublet or otherwise transfer to a governmental agency or instrumentality thereof to the extent Landlord has leased or has permitted the lease of space to a comparable (in terms of security, foot traffic, prestige, eminent domain and function oriented issues) governmental agency or instrumentality thereof in comparably located space of comparable size;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; or

14.2.5 The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease.

14.2.6 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is then currently engaged in active negotiations with Landlord (meaning letters of intent or lease proposals have been exchanged between the parties), for space within the Project (and, in such latter instance, Landlord has [or reasonably anticipates it will have] available space in the Project suitable to meet such proposed Transferee’s occupancy needs).

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent (or deemed consent), but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14. Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for contract damages (other than damages for injury to, or interference with, Tenant’s business including, without limitation, loss of profits, however occurring) or a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any successor statute, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. It is understood and agreed that no Transfer Premium shall be payable with respect to any transfer to a Permitted Transferee as provided below in Section 14.7. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent reasonably provided to the Transferee, (iii) marketing costs associated with such Transfer, (iv) reasonable attorneys’ fees incurred in the documentation and negotiation of such Transfer and (v) any brokerage commissions in connection with the Transfer. “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times and upon reasonable prior written notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s reasonable costs of such audit.

14.5 Intentionally Omitted.

14.6 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in Default, and Landlord has terminated (or is diligently pursuing the termination of) this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured. Such Transferee shall rely on any representation by Landlord that Tenant is in Default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an “Affiliate” of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of the assignment or subletting), (B) an assignment of Tenant’s interest in this Lease to an entity which acquires all or substantially all of the stock or assets of Tenant and has a tangible net worth equal to or greater than that of Tenant immediately prior to such assignment, or (C) an assignment of this Lease to an entity which is the resulting or surviving entity of a merger or consolidation of Tenant during the Lease Term and has a tangible net worth equal to or greater than that of Tenant immediately prior to such assignment, shall not be deemed a Transfer requiring Landlord’s consent (nor Tenant’s payment of any Transfer Premium) under this Article 14 or triggering Landlord’s rights under Section 14.3 (any such assignee or sublessee described in items (A) through (C) of this Section 14.7 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least five (5) business days prior to the effective date of any such assignment or sublease (unless such prior notice is prohibited by applicable law or the terms of an applicable confidentiality agreement, in which event Tenant shall notify Landlord as soon as permissible) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, and (iii) no assignment relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant’s entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee”. “Control”, as used in this Section 14.7, shall mean the ownership, directly or indirectly, of at least twenty-five percent (25%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least twenty-five percent (25%) of the voting interest in, any person or entity, or an ownership interest in an entity that includes a right to appoint a member of the board of directors of such entity.

14.8 Recapture. Notwithstanding anything to the contrary contained in this Section, if Tenant delivers a Transfer Notice to Landlord with respect to Subject Space that comprises substantially all of the space then leased by Tenant, and if the term of such assignment or sublease (as set forth in the Transfer Notice) is for substantially the remainder of the current Lease Term, then Landlord shall have the option, by giving notice to Tenant within twenty (20) days after receipt of any such Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer (or upon the demise of the Subject Space separate from the Premises if the Subject Space being recaptured is less than the entire Premises). Upon request of either party, the parties shall execute written confirmation of the foregoing. The provisions of this Section shall not apply to any Permitted Transfer.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. Subject to the terms of this Article 15, the voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in good order and condition, reasonable wear and tear, damage caused by casualty (which shall be governed by the terms of Article 11 of this Lease) and repairs which are specifically made the responsibility of Landlord hereunder excepted. Landlord and Tenant hereby acknowledge and agree that except as specifically provided herein, Tenant’s rights and obligations regarding the removal of Tenant’s improvements in the Premises shall be governed by the terms of Article 8 of this Lease. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property, including all voice and data cabling, owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Notwithstanding anything contained in this Lease to the contrary, upon the expiration or earlier termination of this Lease, Tenant shall not be obligated to remove or restore any of the initial Tenant Improvements except as set forth in Article 8 of this Lease, Tenant may leave floor and wall coverings in their existing “as-is” condition, and Tenant shall have no obligation to repaint or install new floor coverings or to repair any floor penetrations caused by Tenant’s Permitted Use (so long as same are in the ordinary course of general office improvements).

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to (i) one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first (1st) two (2) months of such holdover, and (ii) one hundred fifty percent (150%) thereafter plus one hundred percent (100%) of all Additional Rent. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, provided Landlord notifies Tenant in writing at least thirty (30) days prior to such liabilities accruing, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord or Tenant, Tenant or Landlord, as applicable, shall execute, and deliver to the other an estoppel certificate, which shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof, or any assignee or sublessee), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by the requesting party, Landlord’s mortgagee or prospective mortgagee or purchasers or Tenant’s Transferee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant or Landlord to timely execute and deliver such estoppel certificate or other instrument shall, if such failure is not cured within three (3) business days after receipt of an additional written notice from the other, constitute an acceptance of the Premises and an acknowledgment by the failing party that statements included in the estoppel certificate are true and correct, without exception.

ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or the Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or the Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under any applicable ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”). Landlord shall cause the holder of any deed of trust encumbering the Project to execute and deliver to Tenant a subordination, non-disturbance and attornment agreement (a “SNDA”) in a commercially reasonable form concurrently with Landlord’s execution and delivery of this Lease. In consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, shall be the receipt by Tenant of an SNDA executed by Landlord and the appropriate Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the terms, covenants and conditions of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a “Default” of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after Tenant’s receipt of written notice from Landlord that said amount was not paid when due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3 Abandonment of the Premises by Tenant pursuant to California Civil Code Section 1951.3; or

19.1.4 The failure by Tenant to observe or perform according to the provisions of Articles 5, 10, 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant beyond the expiration of any applicable notice and cure periods set forth in this Lease, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever (except as required by law).

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to (but to the extent not duplicative of) or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, including without limitation Base Rent, Tenant’s Share of Direct Expenses and parking charges, whether to Landlord or to others. As used in Section 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall the same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default.

19.5.1 General. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity; provided that Tenant hereby waives any claim for punitive, consequential or speculative damages, including claims of lost profit or lost opportunity. Landlord and Tenant acknowledge and agree that the terms of this Section 19.5.1 shall not alter Tenant’s self-help rights under the terms of Section 8.6 of this Lease, and that such self-help rights are separate and independent from Tenant’s rights under the terms of this Section 19.5.1.

19.5.2 Abatement of Rent. In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform, after the Lease Commencement Date and required by this Lease, which substantially interferes with Tenant’s use of the Premises, the Project parking facilities and/or the Building, (ii) any failure to provide services, utilities or access to the Premises, the Project parking facilities and/or the Building as required by this Lease, or (iii) the presence of Hazardous Substances in, on or around the Premises, the Building or the Project which could pose a health risk to occupants of the Premises and which was not brought to the Project by Tenant or any Tenant Parties (either such set of circumstances as set forth in items (i)-(iii), above, to be known as an “Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event (which notice, for the purpose of determining the effective date of delivery, will be deemed given when delivered to the Project’s property management office during Building Hours), and if such Abatement Event continues for four (4) consecutive business days or ten (10) business days in any twelve (12) month period after Landlord’s receipt of any such notice (the “Eligibility Period”), then the Base Rent, Tenant’s

Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant’s business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises and Tenant’s obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant’s Share of Direct Expenses shall be Tenant’s sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event. Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder. To the extent Tenant has prepaid rent (as it does each month since Rent is due on the first day of each month) and Tenant is subsequently entitled to an abatement, such prepaid, and subsequently abated, Rent shall be (A) credited to the Rent next coming due under this Lease, or, if the Lease Term has expired or the Lease has been terminated in accordance with the terms hereof, (B) refunded to Tenant within thirty (30) days following such expiration or earlier termination.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

TENANT’S DOGS

21.1 In General. Subject to applicable laws and the provisions of this Section 21.1, and further subject to any additional reasonable rules and regulations as may be promulgated by Landlord from time to time, Tenant shall be permitted to bring up to a maximum of five (5) non-aggressive, fully-domesticated, fully-vaccinated, and potty-trained dogs into the Premises (which dogs are currently owned by Tenant or its employees). The aforementioned dogs shall, individually or collectively, be referred to herein as “Tenant’s Dogs”. Tenant agrees that all Tenant’s Dogs shall be less than eighty (80) pounds in weight each. Tenant represents and warrants that none of Tenant’s Dogs are of the following breeds of dog (or a mix comprised of one or more of the following): Pit Bull, Chow, Alaskan Malamutes, Rottweiler, Doberman, Husky, Rhodesian Ridgeback or Presa Canario. Tenant’s Dogs shall enter the Premises only through an entrance designated by Landlord and shall not be permitted in any Building lobbies. Tenant’s Dogs shall be strictly controlled and supervised at all times by Tenant’s employees (including, without limitation, by keeping Tenant’s Dogs on leashes at all times while in the Common Areas). Within fifteen (15) days following Tenant’s receipt of Landlord’s request therefor, Tenant shall provide Landlord with satisfactory evidence showing that all current vaccinations, flea treatments, and training certifications (if any) have been received by Tenant’s Dogs. Tenant’s Dogs must have both heartworm and flea and tick prevention on a monthly basis, and none of Tenant’s Dogs shall be brought to the Building in the event one (1) of Tenant’s Dogs becomes ill or contracts a disease that could potentially threaten the health or wellbeing of any occupants of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease). Tenant shall not permit any objectionable dog related noises or odors to emanate from the Premises, and in no event shall Tenant’s Dogs be kept in the Building overnight. Without limiting the foregoing, in no event shall Tenant allow opened dog food to be left out for more than one (1) day. Tenant’s Dogs shall not be permitted to enter into any core area bathrooms in the Building at any time. Tenant’s Dogs shall not bark excessively or otherwise create a nuisance at the Building. All bodily waste generated by Tenant’s Dogs in or about the Building or the Common Areas outside the Building shall be immediately removed and disposed of in trash receptacles designated by Landlord, and any areas of the Building affected by such waste shall be cleaned and otherwise sanitized to a condition consistent with Landlord’s commercially reasonable standards applicable thereto. Tenant’s Dogs shall not be permitted to enter the Building if Tenant’s Dogs previously exhibited dangerously aggressive behavior. Tenant’s Dogs shall not interfere with other tenants, licensees, invitees or those having business in the Building. Notwithstanding any provision to the contrary contained in the Lease, Landlord shall have the right at any time to (i) rescind Tenant’s right to have Tenant’s Dogs in the Building if, in Landlord’s reasonable discretion, at least three (3) times in a twelve (12) month period, any of Tenant’s Dogs are found to be a substantial nuisance to the Building (for purposes hereof, Tenant’s Dogs may found to be a “substantial nuisance” if, without limitation, any of Tenant’s Dogs repeatedly defecates in the common areas or damages the Building or any property at the Building that is not in the Premises) (the “Substantial Nuisance”), or (ii) rescind Tenant’s right to have a particular dog in the Building if, in Landlord’s reasonable discretion, that dog (a) commits an act which is a Substantial Nuisance; (b) Landlord receives complaints from any Building tenant as a result of that dog being present at or outside of the Building, not including the Premises; or (c) Landlord receives any notice of violation or default of any Applicable Laws or any covenants, conditions, restrictions or matters of record affecting the Building as a result of that dog.

21.2 Costs and Expenses. Tenant shall be fully responsible for all costs and expenses associated with Tenant’s Dogs, relating to the costs of repairing any damage caused by Tenant’s Dogs to the Building or any common areas outside of the Building to Landlord’s satisfaction. Tenant shall pay to Landlord, within five (5) business days after demand therefor, all costs incurred by Landlord in connection with Tenant’s Dogs presence in the Building, relating to janitorial, waste disposal, landscaping, signage, repair, administrative, and legal costs and expenses.

21.3 Indemnity. Without limiting the other provisions of this Lease, Tenant hereby agrees to protect, defend, indemnify and hold Landlord and its subsidiaries, partners, and affiliates and their respective members, shareholders, officers, directors, agents, employees and contractors, and each of them, harmless from and against any and all third party claims arising from Tenant’s Dogs in the Building, including (i) all actual damages arising or resulting from Tenant’s Dogs in the Building, (ii) any violation of any applicable laws, regulations, ordinances or any covenants, conditions, restrictions or matters of record affecting the Building and (ii) any personal injuries or property damage. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

21.4 Rights Personal to Original Tenant. Tenant’s right to bring Tenant’s Dogs into the Premises pursuant to this Article 21 is personal to the Tenant.

ARTICLE 22

LETTER OF CREDIT

22.1 Letter of Credit. Tenant shall deposit with Landlord promptly following the mutual execution and delivery of this Lease (and the effectiveness of this Lease shall be expressly conditioned upon such deposit of the Letter of Credit by Tenant with Landlord), an unconditional (except to the extent the same may be conditioned to the extent set forth in this Section), clean, unconditional, irrevocable, renewable and transferable letter of credit (together with all renewals and replacements thereof, the “Letter of Credit”) substantially in the form attached hereto as Exhibit J, and in the amount of the Security Deposit (set forth in Item 9 of the Summary), which amount, in either case, shall be reduced from time to time in accordance with the provisions of this Article 22, issued by and drawn on a bank which is a member of the New York Clearing House and which has a banking office dedicated to the administration and payment of letters of credit in the State of California (or permits draws by facsimile or overnight mail to an office outside the State of California), which bank must be reasonably satisfactory to Landlord, for the account of Landlord, for an initial term of not less than one (1) year and shall provide for its automatic renewal from year to year unless terminated by the issuing bank or replaced by Tenant with another bank reasonably acceptable to Landlord by notice to Landlord given not less than thirty (30) days prior to its expiration date by registered or certified mail (and the final expiration date of the final Letter of Credit shall be no earlier than thirty (30) days following the end of the Term), as security for the faithful performance and observance by Tenant of the terms, conditions and provisions of this Lease, including the surrender of possession of the Premises to Landlord as herein provided. Landlord hereby approves First Choice Bank as issuing bank, provided that U.S. Bank National Association acts as confirming bank with respect to such Letter of Credit (each, an “Approved Bank”). Additionally, the Letter of Credit (i) may be drawn at the State of California banking office of the issuer (or by facsimile or overnight mail to an office outside the State of California) and must allow for draws to be made at sight pursuant to a form of draw request which has been reasonably approved by Landlord; (ii) must allow for one draw in the whole amount or multiple partial draws upon certification from Landlord that the amounts are being drawn in accordance with the terms of this Lease (and Landlord shall not, as a condition to any draw, be required to deliver any certificate, affidavit or other writing to the issuer expressing the specific basis for the draw; nor shall the issuer have the right to inquire as to the basis for the draw or require instruction or authorization from any party other than Landlord; nor shall issuer be permitted to withhold a draw, when requested by Landlord, as a result of any instruction from any other party); (iii) shall be freely transferable, in whole, but not in part, by Landlord to any purchaser of the Project, or any lender with a first lien security interest in the Project; (iv) shall be governed by (A) the International Standby Practices (SP 98 published by the International Chamber of Commerce) or (B) the United Nations Convention on Independent Guarantees and Standby Letters of Credit; and (v) shall otherwise be in such form and shall be subject to such requirements as Landlord may reasonably require. Without limiting the generality of the foregoing, but without contradicting the express terms set forth above, the Letter of Credit must be issued by a bank or financial institution (except to the extent the same is an Approved Bank) reasonably acceptable to Landlord (x) that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, (y) whose long-term debt ratings on bank level senior debt obligations are rated in not lower than the second highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) or their respective successors (collectively, the “Rating Agencies”) (which, as of the date hereof, shall mean AA from Fitch, Aa from Moody’s or AA from S&P) and (z) which has a short-term deposit rating at the bank level in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P).

Tenant shall be required to maintain the Letter of Credit in the amount of the Security Deposit in full force and effect throughout the Term of the Lease, or otherwise deposit the applicable amount of cash with Landlord. Accordingly, Tenant shall renew any Letter of Credit from time to time, at least thirty (30) days prior to the expiration thereof, and deliver to Landlord a new Letter of Credit in the amount of the Security Deposit or an endorsement to the Letter of Credit, and any other evidence reasonably required by Landlord, that the Letter of Credit has been renewed for a period of at least one (1) year. If Tenant fails to renew the Letter of Credit as aforesaid, Landlord may present the Letter of Credit for payment on or after the date which is ten (10) Business Days prior to the expiration thereof and retain the proceeds thereof as security in lieu of the Letter of Credit. Upon delivery to Landlord of any new or replacement Letter of Credit, Landlord shall return to Tenant for cancellation, together with any reasonable evidence required by the issuer authorizing cancellation, any Letter of Credit then held by Landlord. If Tenant shall have fully complied with all of the covenants and conditions of the Lease, the Letter of Credit shall be returned to Tenant or, if Landlord has drawn on the Letter of Credit, the remaining proceeds of the Letter of Credit which are in excess of sums due the Landlord shall be repaid to Tenant, without interest, within thirty (30) days after the expiration or termination of the Lease, delivery of possession of the Premises by Tenant to Landlord in accordance with the Lease, and the satisfaction by Tenant of all of its obligations under the Lease.

Notwithstanding anything to the contrary contained in this Lease, the Security Deposit shall be reduced in accordance with the following schedule:

Reduction Date	Reduction Amount	Security Deposit Amount after Reduction
Last day of the 48th month of the initial Term	$271,428.57	$1,628,571.50
Last day of the 60th month of the initial Term	$271,428.57	$1,357,143.00
Last day of the 72nd month of the initial Term	$271,428.57	$1,085,714.50
Last day of the 84th month of the initial Term	$271,428.57	$814,286.00
Last day of the 96th month of the initial Term	$271,428.57	$542,856.43
Last day of the 108th month of the initial Term	$271,428.57	$271,428.57
Last day of the 120th month of the initial Term	$316,666.66	$-0-

Tenant agrees and acknowledges that the foregoing Security Deposit reduction schedule is conditioned upon no event of Default occurring (beyond the expiration of any applicable notice and cure periods set forth in this Lease) on more than three (3) occasions during any twelve (12) month period and/or no event of Default existing under this Lease (beyond the expiration of any applicable notice and cure periods set forth in this Lease). In the event an event of Default occurs (beyond the expiration of any applicable notice and cure periods set forth in this Lease) on more than three (3) occasions during any twelve (12) month period and/or an event of Default exists under this Lease (beyond the expiration of any applicable notice and cure periods set forth in this Lease), then the foregoing reduction schedule shall be null and void and Tenant not be entitled to any further reduction of the Security Deposit.

To the extent Tenant is permitted to replace or reduce the Letter of Credit pursuant to the terms hereof, Landlord agrees to reasonably cooperate with Tenant, at no cost or expense to Landlord, in connection with Tenant’s efforts to effectuate any such replacement or reduction.

ARTICLE 23

SIGNS; ROOF RIGHTS

23.1 Within Premises. Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and the Project, Tenant, at its sole cost and expense, may install identification signage anywhere in the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed which are visible from the exterior of the Premises and that have not been separately approved by Landlord may be removed at the sole expense of Tenant upon three (3) business days’ prior written notice by Landlord. Except as described in Section 23.3 below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.3 Exterior Signage.

23.3.1 Monument Signage. As of the mutual execution and delivery of this Lease and continuing throughout the Lease Term, as the same may be extended, and subject to obtaining all required governmental approvals, Original Tenant and any Affiliate or Permitted Transferee Assignee, at Tenant’s sole cost and expense, shall have the non-exclusive right to install (including the fabrication of the sign panel) its name and logo on one (1) monument sign to be installed by Landlord, in the approximate location set forth and as generally shown on Exhibit H attached hereto (the “Monument Sign”). As shown in Exhibit H, Landlord confirms that Tenant’s sign panel shall be in the second highest position on the Monument Sign. Notwithstanding the foregoing, Landlord shall have the right to assume responsibility for the fabrication of Tenant’s Monument Sign panel, in which event Tenant shall reimburse Landlord for Landlord’s reasonable cost of such fabrication within twenty (20) days following a written request therefor. Landlord shall work with Tenant to obtain City approval of such Monument Sign. Any such installation, repair and/or maintenance shall be subject to compliance with Applicable Laws and Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall be entitled to grant exterior signage rights to other tenants in the Project, so long as Tenant’s right to install and maintain signage at the Project as set forth in this Article 23 (including Tenant’s right to the Monument Sign) is not diminished or affected as a result. Landlord and Tenant shall use commercially reasonable efforts to complete the installation of Tenant’s Monument Sign in a timely manner following the mutual execution and delivery of this Lease, and the parties acknowledge and agree that, to the extent the requirements set forth in this Section 23.2.1 are satisfied prior to the Lease Commencement Date, Tenant shall be permitted to install the Monument Sign prior to the Lease Commencement Date.

23.3.2 Signage Rights to Other Tenants. Subject to the terms of Article 23, Landlord is entitled to grant exterior signage rights to third parties.

23.3.3 Removal of Signage. Upon the expiration or earlier termination of this Lease (or the termination of any of Tenant’s signage rights as described in Section 23.3 above), Tenant shall, at Tenant’s sole cost and expense, cause all of Tenant’s applicable signage to be removed (including the Monument Sign panel) and shall cause such signage to be restored to the condition existing prior to the placement of such signage. If Tenant fails to remove such signage as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease (or termination of Tenant’s signage rights), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed upon notice by Landlord at the sole expense of Tenant.

23.4 Name Change. If Tenant changes its name at any time, Tenant shall have the right, at Tenant’s cost, to make such changes to its signage as necessary to reflect the changed name, and may modify or change existing signs to do so. Any such changes or alterations to existing signage at the Project shall be subject to compliance with Applicable Laws and Landlord’s prior approval as to the shape, size and location of any such changes or alterations, which approval shall not be unreasonably withheld, conditioned or delayed. To the extent Tenant desires to change the name and/or logo set forth on new or existing signs, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the First Class Buildings (an “Objectionable Name”).

23.5 Building Directory. Landlord shall, at its expense, provide a proportionate share of Tenant identification on the main directory located in the Building lobby. Any changes to Tenant’s identification on such directory shall be made by Landlord at Tenant’s sole expense.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with all Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) any Alterations made by Tenant to the Premises, and any Tenant Improvements in the Premises, or (iii) the Base Building, but as to the Base Building, only to the extent such obligations are triggered by Alterations made by Tenant to the Premises, or triggered by the Tenant Improvements to the extent such Tenant Improvements are not normal and customary business office improvements, or triggered by Tenant’s use of the Premises. Tenant shall not, however, be responsible for the cost of complying with Applicable Laws to the extent that any such compliance is required as a result of the Base Building (including the Base, Shell and Core constructed by Landlord) failing to comply with Applicable Laws in effect as of the date of delivery of the Premises to Tenant and unrelated to any of the items set forth in subparagraphs (i), (ii) and (iii) of the preceding sentence. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations; provided, however, that Landlord shall be responsible for any changes to the Building Structure and the Building Systems (except to the extent triggered by any of the items identified in subparagraph (i), (ii) or (iii) above). Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24; provided that except as specifically stated in this Article 24, Tenant shall not be obligated to make any changes to the Building Structure or the Building Systems. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Article 24. Landlord shall comply with all Applicable Laws relating to the Common Areas and the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises (or its legal equivalent), or would unreasonably and materially affect the safety of Tenant’s employees or invitees, would materially adversely affect Tenant’s use of, or access to, the Premises, or create a material health hazard for Tenant’s employees. In the event any hazardous materials exist (A) in the Premises prior to Landlord’s delivery to Tenant of the Premises for the construction of the Tenant Improvements, or (B) in the Base Building, and in each case such hazardous materials are (I) not brought onto the Premises or the Base Building by Tenant, and (II) required by law to be removed from the Premises or the Base Building, as applicable, Landlord shall remove such hazardous materials at its sole cost and expense. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4 above. Landlord hereby acknowledges and agrees that nothing contained in this Article 24 shall be deemed to alter or modify Landlord’s obligation, as set forth in the Tenant Work Letter, to deliver the Premises and the Base Building to Tenant in the conditions required by the terms of the Tenant Work Letter, including, as applicable, the Schedules attached thereto.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder; notwithstanding the foregoing to the contrary, Tenant shall be entitled to notice of non-payment and a five (5) business day grace period prior to the imposition of such late charge on the first (1st) occasion in any Lease Year in which any installment of Rent is not timely paid by Tenant. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication H.15(519), published weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus two (2) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, after the delivery of reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days following delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s Defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect any past due Rent, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than forty-eight (48) hours’ notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective investors, purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers or tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any Default of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform following applicable notice and cure periods. Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with such entries into the Premises. Landlord shall use good faith efforts to ensure that the performance of any such work of repairs or alterations shall not materially interfere with Tenant’s use of the Premises (or any portion thereof) for Tenant’s business purposes (Landlord’s efforts in such regard will include, where reasonably possible, limiting the performance of any such work which might be disruptive to weekends or the evening and the cleaning of any work area prior to the commencement of the next business day). Landlord may make any such entries without the abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.

Notwithstanding anything to the contrary set forth in this Article 27, Tenant may designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (i) such repair or maintenance is required in order to maintain and repair the Base Building; (ii) as required by Applicable Law, or (iii) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. With respect to any entry onto the Premises made by Landlord in accordance with the terms of this Section 27.1, Tenant shall have the right to have a representative of Tenant accompany Landlord within the Premises, provided that such representative is made available at the time of Landlord’s entrance onto the Premises, and provided that such representative does not unreasonably interfere with Landlord. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Subject to the terms of this Article 28 and Landlord’s obligations under the Development Agreement, Tenant shall have the obligation to rent from Landlord, commencing on the Lease Commencement Date, the amount of unreserved parking passes set forth in Section 10 of the Summary. In addition, Tenant shall have the right, but not the obligation, to lease an additional one-half (0.5) unreserved parking pass for every 1,000 rentable square feet of the Premises, upon the terms and conditions and at the rates provided in Article 28 hereof. Tenant shall pay to Landlord for automobile parking passes on a monthly basis at the rates provided herein based on the location of such parking passes; provided, however, during the first Lease Year of the Lease Term, Tenant shall be entitled to rent the unreserved parking passes at a rate of Two Hundred Ten and 00/100 Dollars ($210.00) per unreserved parking pass per month and Three Hundred Twenty and 00/100 Dollars ($320.00) per reserved parking pass per month; and provided further, that commencing on the first anniversary of the Lease Commencement Date and on each anniversary of the Lease Commencement Date throughout the Lease Term (as the same may be extended), such rates shall increase by three and one-half percent (3.5%) per annum, calculated on a cumulative and compounded basis. The foregoing parking passes may only be utilized by Tenant, its Permitted Transferee Assignees or Affiliates and any other assignee, sublessee, or transferee of the Tenant’s interest in this Lease. In addition, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in Default under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily (for not more than three [3] days unless due to force majeure) close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such development at the Project, construction, alteration or improvements; provided, however, that Landlord will use reasonable efforts to provide Tenant with reasonable advance notice of any such anticipated temporary close-off or restriction in access to the parking facility; provided, however, that Landlord shall not relocate Tenant’s reserved parking spaces. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant, except in connection with a Transfer of the Premises pursuant to Article 14 of this Lease, without Landlord’s prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking. Landlord shall cause the parking areas to be staffed in a manner reasonably determined by Landlord for efficient and effective parking operations at the Project.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or the Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute (or make good faith comments to) whatever documents are reasonably required therefor and to deliver the same to Landlord within thirty (30) days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute (or make good faith comments to) a short form of Lease and deliver the same to Landlord within thirty (30) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising from and after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any security deposit, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6 Prohibition Against Recording. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant in a suit brought by Tenant against Landlord for a breach by Landlord of the terms of this Lease shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, including any condemnation, awards, rental, sales or insurance proceeds received by Landlord in connection with the Building. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; similarly, except with respect to Tenant’s violations of the provisions of this Lease regarding Hazardous Materials and Tenant’s holding over in the Premises following the expiration or sooner termination of this Lease, Tenant shall not be liable under any circumstances for injury or damage to, or interference with, Landlord’s business, including, but not limited to, loss of profits or other revenues (not including, however, loss of rents), loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or the Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a “Force Majeure”), shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure. The provisions of this Section 29.16 shall not, however, delay (i) the trigger date for Tenant’s right to abatements in Rent as set forth in Section 19.5.2 above, or (ii) the date upon which Tenant may exercise its right to terminate this Lease following casualty described in Section 11.2 above except as expressly set forth in Section 11.2. In the event that either party is delayed from performing any obligation hereunder as a result of Force Majeure, such party shall promptly give notice to the other party of the delay in question, specifying in such notice the nature of the delay and, without any such estimate being deemed a representation or warranty, such party’s good faith estimate of the length of the delay in question.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made. As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

2834 Colorado Avenue, LLC

5446 Cleon Avenue

North Hollywood, CA 91601

Attention: Jack Walter

and

Elkins Kalt Weintraub Reuben Gartside LLP

2049 Century Park East, Suite 2700

Los Angeles, CA 90067-3202

Attention: Scott M. Kalt, Esq.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. Each individual executing this Lease on behalf of Landlord and Tenant hereby represent and warrant that Landlord or Tenant (as applicable) is a duly formed and existing entity qualified to do business in California and that each person signing on behalf of Landlord and Tenant is authorized to do so.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The Brokers shall be compensated by Landlord pursuant to the provisions of a separate agreement.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26 Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior (outside of the Premises) of the Project or Building as Landlord may, in Landlord’s sole discretion, desire; provided, however, that if Tenant has installed exterior signage pursuant to the provisions of Section 23.3 above, Landlord will not install signage which covers or blocks visibility of Tenant’s signage unless required pursuant to Applicable Law (in which event, Landlord will use commercially efforts to cooperate with Tenant in determining a suitable alternate location for Tenant’s exterior signage and allow Tenant to relocate its exterior signage to such alternate location at Landlord’s cost). Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.

29.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents (including the availability of any expansion space or any and all notices and information provided to Tenant pursuant to Section 1.2 above) are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s investors, lenders, buyers, insurers, financial, legal, and space planning consultants or to the extent that disclosure is mandated by Applicable Law, the Securities Exchange Commission or the rules of any public exchange upon which Tenant’s shares are from time to time traded. Additionally, Tenant shall have the right to deliver a copy of this Lease (with economic terms redacted) to any proposed subtenant or assignee provided such subtenant or assignee agrees to keep the contents hereof confidential.

29.29 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently developing the Project or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises. Tenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Tenant nor, subject to the provisions of Section 19.5.2 above, entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from Tenant’s breach of this warranty and representation.

29.32 Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Building in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord’s reasonable opinion, provided that Tenant shall always be entitled to, at a minimum, its proportionate share of such Lines based upon the rentable square footage of the Premises, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33 Development of the Project.

29.33.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.33.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.33.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Subject to Section 19.5.2 above, Tenant will have no right to rental abatement or offset and hereby waives any claims of constructive eviction which may arise in connection with such construction.

29.34 Patriot Act and Executive Order 13224. Landlord and Tenant each represents, warrants and covenants that each party that (other than through the passive ownership of interests traded on a recognized securities exchange) constitutes, owns, controls, or is owned or controlled by such party, any guarantor hereof or any subtenant of Tenant is not, and at no time during the Lease Term will be, (i) in violation of any applicable laws relating to terrorism or money laundering, or (ii) among the parties identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

29.35 Green Cleaning/Recycling Program. Tenant shall cooperate if and to the extent Landlord implements a green cleaning program and/or recycling program for the Project, and hereby agrees that the reasonable costs associated with any such green cleaning and/or recycling program shall be included in Operating Expenses.

29.36 Approvals. Whenever this Lease requires an approval, consent, determination, selection or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

29.37 CASP. Landlord hereby advises Tenant that the Project has not undergone an inspection by a certified access specialist, and except to the extent expressly set forth in this Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Cal. Civ. Code Section 1938(e). Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

29.38 Energy Disclosure. Tenant acknowledges that, pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, together with any future law or regulation regarding disclosure of energy efficiency data with respect to the Building, “Energy Disclosure Requirements”), Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (“Tenant Energy Use Disclosure”). Tenant shall cooperate with Landlord at no cost to Tenant with respect to any Tenant Energy Use Disclosure. Without limiting the generality of the foregoing, Tenant shall, within thirty (30) days following request from Landlord, disclose to Landlord all information reasonably requested by Landlord in connection with such Tenant Energy Use Disclosure, including, but not limited to, the amount of power or other utilities consumed within the Premises for which the meters for such utilities are in Tenant’s name, the number of employees working within the Premises, the operating hours for Tenant’s business in the Premises, and the type and number of equipment operated by Tenant in the Premises. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees that Landlord shall not be liable for, and Tenant hereby releases Landlord from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure. In addition, Tenant represents to Landlord that any and all information provided by Tenant to Landlord pursuant to this paragraph shall be, to the best of Tenant’s knowledge, true and correct in all material respects. The terms of this paragraph shall survive the expiration or earlier termination of this Lease.

[Signature Page to Follow]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD:

2834 COLORADO AVENUE, LLC, a Delaware limited liability company

By:	/s/ Jack R. Walter
Name:	Jack Walter
Title:	Managing Member

TENANT:

FIGS, INC., a Delaware corporation

By:	/s/ Catherine Spear
Name:	Catherine Spear
Title:	Co-CEO

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Exhibit J